UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    January 2, 2008

PPG INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-1687	25-0730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania	15272
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (412) 434-3131

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Item 2.01 Completion of Acquisition or Disposition of Assets
Item 9.01 Financial Statements and Exhibits
Signature
EX – 23

Explanatory Note

As reported in a Current Report on Form 8-K filed by PPG Industries Inc. (“PPG” or “the Company”) on January 2, 2008, PPG completed the acquisition of SigmaKalon (BC) Holdco B.V. (“SigmaKalon”) on January 2, 2008. Pursuant to Item 9.01, this Form 8-K/A amends the initial Form 8-K and is being filed in order to include the audited historical financial statements of SigmaKalon and the related pro forma financial information that were excluded from the initial Form 8-K as permitted by Item 9.01 of Form 8-K. In accordance with Securities Exchange Act Rule 12b-15, the complete text of Items 2.01 and 9.01 as amended are set forth below.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On January 2, 2008, PPG completed the acquisition of SigmaKalon, a worldwide coatings producer based in Uithoorn, Netherlands, from global private investment firm Bain Capital. SigmaKalon produces architectural, protective, marine and industrial coatings and operates 22 major manufacturing facilities as well as a number of smaller facilities across Europe and other key markets around the world. SigmaKalon sells architectural coatings directly to professional painters through a combination of approximately 500 company-owned stores, approximately 3,000 independent distributors, home centers, paint dealers and directly to customers.

The total transaction value, including assumed debt, was approximately €2.2 billion (US$3.2 billion), consisting of cash paid to the seller of $1,673 million and debt assumed of $1,517 million. The cash paid to the seller consisted of €717 million ($1,056 million) and $617 million. The Company funded the acquisition through issuance of commercial paper and by borrowings under its three year €650,000,000 revolving credit facility with several banks and financial institutions and Societe Generale, as facility agent for the lenders, and a bridge loan agreement in the amount of €1,000,000,000 with multiple lenders and Credit Suisse, as administrative agent for those lenders.

A copy of the Company’s press release announcing completion of the acquisition was attached as Exhibit 99 to the Company’s initial 8-K filed January 2, 2008, and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements of business acquired

The following historical financial information of SigmaKalon (BC) Holdco B.V. is attached to this Current Report and is incorporated by reference in this Item 9.01.

(b) Pro forma financial information.

The following pro forma financial information is attached to this Current Report and is incorporated by reference in this Item 9.01.

Page Number
Unaudited Condensed Combined Pro Forma Financial Statements	72
Unaudited Condensed Combined Pro Forma Statement of Income for the year ended December 31, 2007	74
Unaudited Condensed Combined Pro Forma Balance Sheet as of December 31, 2007	75
Notes to Unaudited Condensed Combined Pro Forma Financial Statements	76

(d) Exhibits

Exhibit No.	Description

23	Consent of PricewaterhouseCoopers Accountants N.V., independent registered public accounting firm

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPG INDUSTRIES, INC. (Registrant)

Date: February 29, 2008	/s/ W. H. Hernandez
W. H. Hernandez Senior Vice President, Finance, and Chief Financial Officer

To the General Meeting of Shareholders of SigmaKalon (BC) Holdco B.V.	PricewaterhouseCoopers Accountants N.V. Thomas R. Malthusstraat 5 1066 JR Amsterdam postbus 90357 1006 BJ Amsterdam Telephone (020) 568 66 66 Facsimile (020) 568 68 88 www.pwc.com/nl

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheet of SigmaKalon (BC) Holdco B.V. and its subsidiaries as of 31 December 2007 and the related consolidated income statement, statement of changes in equity and the statement of cash flow for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 2.1, the accompanying financial statements do not include comparative figures for the prior year as required by IAS 1 “Presentation of Financial Statements”. In our opinion, inclusion of comparative figures is necessary to obtain a proper understanding of the current period’s financial statements.

In our opinion, except for the exclusion of comparative information as discussed in the preceding paragraph, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SigmaKalon (BC) Holdco B.V. and its subsidiaries at 31 December 2007 and the results of their operations and their cash flows for the year then ended in conformity with International Financial Reporting Standards as adopted by the European Union.

International Financial Reporting Standards, as adopted by the European Union, vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and the effect of such differences is presented in Note 33 to the consolidated financial statements.

Amsterdam, 19 February 2008

PricewaterhouseCoopers Accountants N.V.

/s/ L.H.J. Oosterloo RA
L.H.J. Oosterloo RA

SigmaKalon (BC) Holdco B.V.

Consolidated Balance Sheet

At December 31, 2007

(in millions of euros)	Note	December 31, 2007
Assets
Non-current assets:
Property, plant and equipment	7	326
Goodwill	8	168
Other intangible assets	8	179
Investments in associates and joint ventures	9	25
Deferred income tax assets	20	72
Trade and other receivables	12	12

		782
Current assets
Inventories	13	297
Trade and other receivables	12	492
Current income tax receivables		8
Derivative financial instruments	11	18
Cash and cash equivalents	14	93

		908

Total assets		1,690

The accompanying notes are an integral part of these consolidated financial statements.

SigmaKalon (BC) Holdco B.V.

Consolidated Balance Sheet

At December 31, 2007

(in millions of euros)		December 31, 2007
Equity
Equity and reserves attributable to the Group’s equity holders
Share capital	15	—
Additional paid-in capital	15	170
Other reserves	16	55
Accumulated deficit		(339)

		(114)
Minority interest		15

Total equity		(99)

Liabilities
Non-current liabilities
Borrowings	18	6
Deferred income tax liabilities	20	77
Employee benefit obligations	21	127
Obligations under finance leases	19	1
Provisions for other liabilities and charges	22	52

		263
Current liabilities
Borrowings	18	1,031
Current income tax liabilities		8
Trade and other payables	17	485
Derivative financial instruments	11	1
Obligations under finance leases	19	1

		1,526

Total liabilities		1,789

Total equity and liabilities		1,690

The accompanying notes are an integral part of these consolidated financial statements.

SigmaKalon (BC) Holdco B.V.

Consolidated Income Statement

For the year ended December 31, 2007

(in millions of euros)	Note	2007
Sales		2,124
Cost of goods sold		(1,209)

Gross profit		915
Selling and distribution expenses		(564)
Administrative expenses		(213)
Research and development expenses		(27)

Operating profit		111
Finance costs - net	25	(104)
Share of profit of associates	9	1

Profit before income tax		8
Income tax expenses	26	(7)

Profit for the year		1

Attributable to:
Equity holders of the Group		(2)
Minority interest		3

		1

The accompanying notes are an integral part of these consolidated financial statements.

SigmaKalon (BC) Holdco B.V.

Consolidated Statement of Changes in Equity

For the year ended December 31, 2007

(in millions of euros)	Attributable to the Group’s equity holders				Minority interest	Total equity
	Share capital	Additional paid-in capital	Other reserves	Accumulated deficit
Balance at January 1, 2007	—	170	32	(335)	21	(112)
Currency translation adjustment	—	—	2	—	(1)	1

Net income/(loss) recognized directly equity	—	—	2	—	(1)	1
Income/(loss) for the year	—	—	—	(2)	3	1

Total recognized income/(loss)	—	—	2	(2)	2	2
Share-based compensation	—	—	21	—	—	21
Repayment of sharepremium	—	—	—	—	(7)	(7)
Dividend relating to 2006	—	—	—	(2)	(2)	(4)
Purchase of minority interest/Business Combinations	—	—	—	—	1	1

Balance at December 31, 2007	—	170	55	(339)	15	(99)

The accompanying notes are an integral part of these consolidated financial statements.

SigmaKalon (BC) Holdco B.V.

Consolidated Statement of Cash Flow

For the year ended December 31, 2007

(in millions of euros)	Note	2007
Cash flows from operating activities
Profit before income tax		8
Adjustments for:
Share-based compensation	15	21
Depreciation and amortization	7,8,25	76
Impairment of non-current assets and debt issue costs	8,25	23
Increase in provisions for other liabilities and charges	21,22	3
Gains on disposal of property, plant and equipment		(3)
Interest expense	25	75
Share of profits of associates after tax	9	(1)
Change in working capital
Inventories	13	(21)
Trade and other receivables	12	(23)
Trade and other payables	17	59

Cash generated from operations		217
Interest paid		(64)
Income tax paid		(30)

Net cash from operating activities		123

Cash flows from investing activities
Acquisitions and investments	30	(51)
Purchases of property, plant and equipment (“PPE”)	7	(39)
Proceeds from sale of PPE	7	5
Purchases of intangible assets	8	(5)
Proceeds from non-current receivables		(3)

Net cash used in investing activities		(93)

Cash flows from financing activities
Proceeds from borrowings	18	33
Repayment of borrowings	18	(77)
Repayment of share premium		(7)
Dividends paid to Group’s shareholder		(2)
Dividends paid to minority interests		(2)
Increase/(decrease) in other debts		34

Net cash used in financing activities		(21)

Net increase in cash and cash equivalents		9

Cash and cash equivalents at beginning of the year		84
Exchange gains on cash and cash equivalents		—

Cash and cash equivalents at end of the year	14	93

The accompanying notes are an integral part of these consolidated financial statements

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

(all amounts in millions of euros, unless otherwise stated)

1.	General information

SigmaKalon (BC) Holdco B.V. (the “Company”) and its subsidiaries (together the “Group”) develop, produce and sell decorative, protective, marine and industrial paints and coatings primarily for the European market. The Company was incorporated on December 24, 1921. On June 29, 2005 the name of the Company was changed from Veveo Coatings B.V. into SigmaKalon (BC) Holdco B.V.

The Company is a limited liability company domiciled in the Netherlands. The address of its registered office is Amsterdamseweg 14, 1422 AD Uithoorn.

The Company’s primary ultimate shareholder is SigmaKalon Luxco S.C.A. in Luxembourg, which is held by certain affiliates of Bain Capital Ltd. (“the Partners”), private investments firms located in Boston, United States of America.

These consolidated financial statements are presented in euros, since that is the currency in which the majority of the Group’s transactions are denominated.

These consolidated financial statements have been approved by the Board of Directors on February 19, 2008.

As of January 2, 2008 the Company has been purchased by PPG Industries, Inc., a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass, located in Pittsburgh, Pennsylvania, U.S.A. .

2.	Summary of Significant Accounting Policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied in the years presented, unless otherwise stated.

2.1	Basis of preparation

These consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards, as adopted by the EU (“IFRS”), except that the consolidated financial statements do not include comparative figures for the prior year as required by IAS 1 “Presentation of Financial Statements”. The purpose of these financial statements is to meet the reporting requirements of Rule 3-05 of Regulation S-X.

IFRS 1, First-time adoption of International Financial Reporting Standards, has been applied in preparing these financial statements. These are the first consolidated financial statements for the Group and the first to be prepared in accordance with IFRS.

The policies set out below have been consistently applied to all years presented except for those set out below relating to the classification and measurement of financial instruments. The Group has elected to measure its assets and liabilities at the carrying amounts, based on SigmaKalon Luxco S.C.A. (the “Parent”) date of transition.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

The consolidated financial statements have been prepared under the historical cost convention, as modified by the revaluation of derivative financial instruments at fair value through the income statement.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 4.

Interpretations and amendments to published standards effective in 2007

The following amendments to published standards are mandatory for the Group’s accounting periods beginning on or after January 1, 2007:

•

IFRS 7 Financial instruments: Disclosures and the complementary amendments to IAS 1 Presentation of financial statements — Capital disclosures. This new statement and amendment introduces new disclosures relating to financial instruments and does not have any impact on the classification and the valuation of the Group’s financial instruments.

•

IFRIC 9, Re-assessment of embedded derivatives. This interpretation clarifies certain aspects of the treatment of embedded derivatives under IAS 39 Financial Instruments: Recognition and Measurement. IAS 39 describes an embedded derivative as a component of a hybrid (combined) instrument that also includes a non-derivative host contract — with the effect that some of the cash flows of the combined instrument vary in a way similar to a stand-alone derivative. With certain exceptions, IAS 39 requires embedded derivatives to be separately recognized and measured when the entity first becomes a party to the contract. The Group does not have any embedded derivatives.

Standards, amendments and interpretations effective in 2007 but not relevant The following standards, amendments and interpretations to published standards are mandatory for accounting periods beginning on or after January 1, 2007, but are not relevant to the Group’s operations:

•	IFRS 4, Insurance contracts;

•	IFRIC 7, Applying the restatement approach under IAS 29, Financial reporting in hyper-inflationary economics;

•

IFRIC 8, Scope of IFRS 2. IFRIC 8 requires consideration of transactions involving the issuance of equity instruments where the identifiable consideration received is less than the fair value of the equity instruments issued to establish whether or not they fall within the scope of IFRS 2;

•	IFRIC 10, Interim Financial Reporting and Impairment.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

Standards, amendments and interpretations to existing standards that are not yet effective and have not been early adopted by the Group

The following new standards and interpretations have been published that are mandatory for the Group’s accounting periods beginning on or after January 1, 2008 or later periods, but that the Group has not early adopted:

•

IAS 23 (Amendment), Borrowing costs (effective from January 1, 2009). The amendment to the standard is still subject to endorsement by the European Union. It requires an entity to capitalize borrowing costs directly attributable to the acquisition, construction or production of a qualifying asset (one that takes a substantial period of time to get ready for use or sale) as part of the cost of that asset. The option of immediately expensing those borrowing costs will be removed. The Group already applies a policy that is consistent with the amendment;

•

IFRS 8 Operating Segments. IFRS 8 replaces IAS 14 and aligns segment reporting with the requirements under US GAAP (SFAS 131, Disclosures about Segments of an Enterprise and Related information). The new standard requires a ‘management approach’, under which segment information is presented on the same basis as that used for internal reporting purposes. Such information may be different from what is used to prepare the income statement and balance sheet. IFRS 8 therefore requires explanations of the basis on which the segment information is prepared and reconciliations to the amounts recognized in the income statement and balance sheet. IFRS 8 will become effective on January 1, 2009, with earlier application permitted. The Group will adopt IFRS 8 as of January 1, 2009 and believes it will not have a material impact on its consolidated results of operations, financial position and cash flows;

•

IFRIC 11, IFRS 2 Group and Treasury Share Transactions. This interpretation addresses how to apply IFRS 2 ‘Share-based Payment’ to share-based payment arrangements involving an entity’s own equity instruments or equity instruments of another entity in the same group (e.g. equity instruments of its parent). IFRIC 11 requires a share-based payment arrangement in which an entity receives goods or services as consideration for its own equity-instruments to be accounted for as an equity-settled share based payment transaction, regardless of how the equity instruments needed are obtained. IFRIC 11 also provides guidance on whether share-based payment arrangements, in which suppliers of goods or services of an entity are provided with equity instruments of the entity’s parent should be accounted for as cash-settled or equity-settled in the entity’s financial statements. IFRIC 11 will become effective on January 1, 2008. The Group will adopt IFRIC 11 as of January 1, 2008 and believes it will not have a material impact on its consolidated results of operations, financial position or cash flows;

•

IFRIC 13, Customer loyalty programmes (effective from July 1, 2008). IFRIC 13 clarifies that where goods or services are sold together with a customer loyalty incentive (for example, loyalty points or free products), the arrangement is a multiple - element arrangement and the consideration receivable from the customer is allocated between the components of the arrangement based on fair values. Management is currently assessing the impact of IFRIC 13. Management does not expect IFRIC 13 to have a material impact.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

•

IFRIC 14, IAS 19 — The limit on a defined benefit asset, minimum funding requirements and their interaction (effective from January 1, 2008). IFRIC 14 provides guidance on assessing the limit in IAS 19 on the amount of the surplus that can be recognized as an asset. It also explains how the pension asset or liability may be affected by a statutory or contractual minimum funding requirement. The Group will apply IFRIC 14 from January 1, 2008, but it is not expected to have any impact on the Group’s accounts.

Standards and interpretations to published standards that are not yet effective and not relevant for the Group’s operations

•	IFRIC 12, Service Concessions Arrangements (effective from annual periods beginning on or after January 1, 2008). IFRIC 12 is not relevant to the Group’s operations.

2.2	Consolidation

(a) Subsidiaries

Subsidiaries are all entities over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

The purchase method of accounting is used to account for the acquisition of subsidiaries by the Group. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the income statement.

The interest of minority shareholder’s in the acquiree is initially measured at the minority’s proportion of the net fair value of the assets, liabilities and contingent liabilities recognized.

Intercompany transactions, balances and unrealized gains on transactions between group companies are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

(b) Associates

Associates are all entities over which the Group has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights. Investments in associates are accounted for by the equity method of accounting and are initially recognized at cost.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

The Group’s share of its associates’ post-acquisition profits or losses is recognized in the income statement, and its share of post-acquisition movements in equity is recognized in equity. The cumulative post-acquisition movements are adjusted against the carrying amount of the investment.

When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognize further losses, unless it has incurred obligations or made payments on behalf of the associate.

Unrealized gains on transactions between the Group and its associates are eliminated to the extent of the Group’s interest in the associates. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of associates have been changed where necessary to ensure consistency with the policies adopted by the Group.

(c) Joint ventures

Joint ventures are all entities in which the Group has joint control, generally accompanying a shareholding of 50% of the voting rights. Joint ventures are accounted for by the equity method of accounting and are initially recognized at cost.

The Group’s share of its joint ventures’ post-acquisition profits or losses is recognized in the income statement, and its share of post-acquisition movements in equity is recognized in equity. The cumulative post-acquisition movements are adjusted against the carrying amount of the investment.

When the Group’s share of losses in a joint venture equals or exceeds its interest in the joint venture, including any other unsecured receivables, the Group does not recognize further losses, unless it has incurred obligations or made payments on behalf of the joint venture.

Unrealized gains on transactions between the Group and its joint ventures are eliminated to the extent of the Group’s interest in the joint ventures. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of joint ventures have been changed where necessary to ensure consistency with the policies adopted by the Group.

	Domicile	Proportion of issued capital 2007	Proportion of issued capital 2006
Direct participations
SigmaKalon (BC) Holdco S.A.S.	France	100%	100%
SigmaKalon (BC) 1 B.V.	Netherlands	100%	100%
SigmaKalon (BC) UK Limited.	United Kingdom	0.001%	0.001%
SigmaKalon (BC) Netherlands B.V.	Netherlands	100%	81.20%

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

	Domicile	Proportion of issued capital 2007	Proportion of issued capital 2006
Indirect participations
Sigma Paints Abu Dhabi LLC	Abu Dhabi	liquidated	44.60%
Kalon Benelux	Belgium	100%	100%
Lievin S.A.	Belgium	100%	100%
Sigma Coatings Deco Belux N.V.	Belgium	100%	100%
Sigma Coatings S.A.	Belgium	100%	100%
SigmaKalon Services N.V.	Belgium	100%	100%
Compagnie Equatoriale des Peintures	Cameroon	51.45%	51.20%
SigmaKalon IVY (Shanghai) Paints Co. Ltd.	China	85%	0%
SigmaKalon Kunshan Ltd.	China	100%	100%
SigmaKalon (Shanghai) Company Limited	China	100%	100%
Sikar (Shanghai) Trading Co. Ltd.	China	100%	100%
SigmaKalon Columbia Ltda.	Columbia	100%	100%
SigmaKalon Cyprus Ltd.	Cyprus	100%	100%
AB Color s.r.o.	Czech Rep.	40.80%	40.80%
BE Color s.r.o.	Czech Rep.	72%	72%
Colora Group a.s.	Czech Rep.	56%	56%
SigmaKalon Deco Eastern Europe a.s.	Czech Rep.	100%	80%
KV Color s.r.o.	Czech Rep.	40.80%	40.80%
Morava Color a.s.	Czech Rep.	80%	80%
Primalex a.s.	Czech Rep.	100%	100%
Sazava Color s.r.o.	Czech Rep.	64%	64%
Triga Color s.r.o.	Czech Rep.	80%	80%
Triga PRO s.r.o.	Czech Rep.	liquidated	40%
Triga Trade s.r.o.	Czech Rep.	80%	80%
Unno Universal s.r.o.	Czech Rep.	40%	40%
SigmaKalon Denmark A.S.	Denmark	100%	100%
Farveriget	Denmark	95%	95%
Sigma Paints (Egypt) Ltd.	Egypt	63.40%	63.40%
Art Decor	France	merged	100%
Codi Sud S.A.	France	99.80%	99.80%
D&M Coatings France S.A.S.	France	100%	100%
D.D.L.	France	50%	50%
Edisom S.A.	France	merged	100%
F.C.C. Coatings Funds de Commun de Creance	France	100%	100%
La Place	France	100%	0%
Lebreton S.A.	France	100%	100%
Marchand S.A.	France	34%	34%
Peintures Guilloteau	France	34%	34%
SFI S.A.	France	38%	38%
Peinture Bricolage Decoration	France	99%	99%
SigmaKalon Distribution	France	100%	100%

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

	Domicile	Proportion of issued capital 2007	Proportion of issued capital 2006
SigmaKalon Euridep	France	100%	100%
SigmaKalon (BC) France S.A.	France	100%	100%
SigmaKalon Grand Public	France	100%	100%
Sodicover	France	merged	100%
SigmaKalon International S.A.S.	France	100%	100%
Ste des Anciens ets. Peppler	France	100%	100%
Gabonaise de Peintures et Laques	Gabon	47.18%	47.18%
SigmaKalon Deutschland GmbH	Germany	100%	100%
SigmaKalon Marine & Protective Coatings Greece S.A.	Greece	100%	100%
API Martinique S.a.r.l.	Guadeloupe	100%	100%
API S.a.r.l.	Guadeloupe	79%	79%
LS Caraibes	Guadeloupe	100%	99.30%
SigmaKalon Caraibes	Guadeloupe	100%	100%
Moresk Insurance Ltd.	Guernsey	100%	100%
IPA Guyana S.a.r.l.	French Guyana	merged	100%
LS Guyana	French Guyana	100%	100%
SigmaKalon (Hong Kong) Ltd.	Hong Kong	100%	100%
Trilak L.L.C.	Hungary	100%	100%
SigmaKalon India Privat Ltd.	India	100%	100%
PT SigmaKalon	Indonesia	100%	100%
Sigma Paint Iran (PJSC)	Iran	sold	63.20%
SigmaKalon Ireland Ltd.	Ireland	100%	100%
SigmaKalon Italy Srl.	Italy	100%	100%
SigmaKalon Univer Srl.	Italy	50%	50%
Area Tech	Italy	26%	26%
Alfa Colori	Italy	32%	32%
Base Colori	Italy	45%	26%
Blu Colori Srl.	Italy	12.50%	12.50%
Carnevello	Italy	40%	0.00%
Civita Colors Srl.	Italy	44.50%	16.50%
Color Tech Srl.	Italy	39%	26%
Dekocolor	Italy	26%	26%
Etruska Colori	Italy	50%	24%
Eurocolor	Italy	26%	26%
GB Parati	Italy	50%	50%
Kromie	Italy	26%	26%
Nordest Colori	Italy	50%	49%
SP Color	Italy	24.50%	24.50%
Signum	Italy	43%	26%
Gaia, Cavallirio, Druento	Italy	25%	25%
Ivoirienne de Peintures et Laques	Ivory Coast	85.00%	84.95%
Sigma Shinto Coatings Ltd.	Japan	95%	95%
Shinto Marine Kabushiki Kaisha	Japan	95%	95%
SigmaKalon (Malaysia) Sdn. Bhd.	Malaysia	100%	100%
SigmaKalon Marketing Sdn. Bhd.	Malaysia	30%	30%
LS Martinique	Martinique	100%	100%
Felix Verf B.V.	Netherlands	100%	100%
Necarbo B.V.	Netherlands	100%	100%

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

	Domicile	Proportion of issued capital 2007	Proportion of issued capital 2006
SigmaKalon Industrial Coatings B.V.	Netherlands	100%	100%
SigmaKalon B.V.	Netherlands	100%	100%
SigmaKalon (BC) Treasury II B.V.	Netherlands	100%	100%
Sigma Marine & Protective Coatings Holding B.V.	Netherlands	100%	100%
SigmaKalon Middle East B.V.	Netherlands	63.20%	63.20%
SigmaKalon Deco Nederland B.V.	Netherlands	100%	100%
SigmaKalon Marine & Protective Coatings B.V.	Netherlands	100%	100%
LS Pacifique	New Caledonia	51%	51%
Sigma Coatings Nigeria Ltd.	Nigeria	88.20%	88.20%
SigmaKalon Norway A.S.	Norway	100%	100%
SigmaKalon Philippines, Inc.	Philippines	100%	100%
Autostrady Centrum Sp. Z o.o.	Poland	2.50%	2.50%
Chemia Lublin S.A.	Poland	100%	95.60%
SigmaKalon Deco Polska S.A.	Poland	100%	98.40%
Eco-Spal Sp. Z o.o.	Poland	41.30%	40.70%
Kalon Polska Sp. Z o.o.	Poland	100%	100%
SigmaKalon Cieszyn S.A.	Poland	100%	98.40%
Polifarb Gliwice Sp. Z o.o.	Poland	40.40%	39.80%
Polifarb Market Sp. Z o.o.	Poland	100%	58.90%
SigmaKalon Marine & Protective Coatings Poland Sp. Z	Poland	100%	100%
Tarpan Sp. Z o.o.	Poland	0.16%	0.20%
SigmaKalon Portugal (Ripolin)	Portugal	100%	100%
Sigma Paints Qatar W.L.L.	Qatar	12%	12%
LS Ocean Indien	Reunion	51%	51%
Trilak Romania S.A.	Romania	100%	96.90%
Sigma Paint Saudi Arabia Ltd.	Saudi Arabia	20%	20%
LS Afrique	Senegal	99.97%	99.87%
Sigmakalon Singapore Pte. Ltd.	Singapore	100%	100%
Primalex Slovakia s.r.o.	Slovakia	100%	100%
Trilak Slovakia	Slovakia	sold	60%
H.C.H. s.r.o.	Slovakia	80%	0%
Trichem s.r.o.	Slovakia	56%	0%
CENA s.r.o.	Slovakia	80%	0%
Europarm	Slovakia	55%	0%
Kalon South Africa (Pty)	South Africa	100%	100%
Prominent Paints (Pty) Ltd.	South Africa	100%	100%
Prominent Paints Tshwana (Pty) Ltd.	South Africa	70%	0%
Sigma Coatings (Pty) Ltd.	South Africa	100%	100%
Kalon S.A. Pinturas y Prod. Quimicos	Spain	100%	100%
Novodec Iberica	Spain	90%	90%
SigmaKalon Spain S.A.	Spain	100%	100%
Schoch Holding A.G.	Swiss	100%	0%
Dr. A Schoch AG	Swiss	100%	0%
Schoch & Co. AG	Swiss	100%	0%
United International Business N.V.	Surinam	100.00%	0.00%
Varrosieau N.V.	Surinam	51.00%	4.20%
Tchadipaint	Tchad	96.80%	96.80%
Mixal	Tunisia	11%	11%
SigmaKalo Deniz ve Koruyucu Kaplamalar Dagitim ve Ticaret Ltd.	Turkey	100%	0%
CSJC “Polyfarb”	Ukraine	61%	61%
Hawthorndale Ltd.	United Kingdom	100%	100%
Johnstone Paints Ltd.	United Kingdom	100%	100%
Kalon Investment Co. Ltd.	United Kingdom	100%	100%

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

	Domicile	Proportion of issued capital 2007	Proportion of issued capital 2006
SigmaKalon UK Ltd.	United Kingdom	100%	100%
Kalon Pension Trustees Ltd.	United Kingdom	100%	100%
SigmaKalon Marine & Protective Coatings Ltd.	United Kingdom	100%	100%
SigmaKalon (BC) UK Limited.	United Kingdom	99.999%	99.999%
SigmaKalon UK Holding Ltd.	United Kingdom	100%	100%
SigmaKalon UK Pension Fund Trustees Ltd.	United Kingdom	100%	100%
SigmaKalon USA LLC	U.S.A.	100%	100%
Sigma Yung Chi Coatings Cy Ltd.	Vietnam	65%	65%
Alto Paints Limited	Virgin Islands	100%	100%
Ease International Ltd.	Virgin Islands	85%	0%

2.3	Segment reporting

A business segment is a group of assets and operations engaged in providing products that are subject to risks and returns that are different from those of other business segments.

A geographical segment is engaged in providing products within a particular economic environment that are subject to risks and returns that are different from those of other geographical segments.

2.4	Foreign currency translation

(a) Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in euros, which is the Company’s functional and presentation currency.

(b) Transactions and balances

Foreign currency transactions are translated into the functional currency at the rates of exchange prevailing on the dates of the transactions. At each balance sheet date, monetary assets and liabilities that are denominated in foreign currencies are translated at the rates prevailing on the balance sheet date and non-monetary assets and liabilities that are denominated in foreign currencies are translated at the appropriate historical rates. Gains and losses arising on exchange are included in net profit or loss for the period, except when deferred in equity as qualifying cash flow hedges.

(c) Group companies

The results and financial position of all the group entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

(i) assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

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Notes to the Consolidated Financial Statements

(ii) income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and

(iii) all resulting exchange differences are recognized as a separate component of equity.

On consolidation, exchange differences arising from the translation of the net investment in foreign entities are taken to equity. When a foreign operation is sold, such exchange differences are recognized in the income statement as part of the gain or loss on sale.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

2.5	Property, plant and equipment

Land and buildings held for use in the production or supply of goods or services, or for administrative purposes, are stated at their historical cost less accumulated depreciation and impairment charges. Historical cost includes expenditures that are directly attributable to the acquisition of the items.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

Land is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate their cost to their residual values over their estimated useful lives, as follows:

Buildings	20 years
Machinery, plant and equipment	3-10 years

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date.

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount (Note 2.7).

Gains and losses on disposals are determined by comparing proceeds with the carrying amount. These are included in the income statement.

2.6	Intangible assets

(a) Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets of the acquired subsidiary at the date of

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

acquisition. Goodwill on acquisitions of subsidiaries is included in intangible assets. Goodwill on acquisitions of associates is included in investments in associates. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold. Goodwill is tested annually for impairment and stated at historical cost less accumulated impairment charges.

(b) Trademarks

Trademarks that have an indefinite useful life are tested annually for impairment and stated at historical cost less accumulated impairment charges.

One of the Group’s trademarks has a definite useful life. It is stated at historical cost less accumulated amortization and impairment charges. Amortization is calculated using the straight-line method to allocate the cost of the trademark over its estimated useful life (3 years).

(c) (Un)patented technology

(Un)patented technology has a definite useful life and is stated at historical cost less accumulated amortization and impairment charges. Amortization is calculated using the straight-line method to allocate the cost of (un)patented technology over its estimated useful life (2-10 years).

(d) Noncontractual customer relationship

Noncontractual customer relationship has a definite useful life and is stated at historical cost less accumulated amortization and impairment charges. Amortization is calculated using the straight-line method to allocate the cost of the noncontractual customer relationship over its estimated useful life (5 years).

(e) Computer software and licenses

Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortized over their estimated useful lives (3-5 years).

Costs associated with maintaining computer software programmes are recognized as an expense as incurred. Software development costs that will probably generate economic benefits exceeding costs beyond one year are recognized as intangible assets. Direct costs include the software development employee costs and an appropriate portion of relevant overheads.

Computer software development costs recognized as assets are amortized over their estimated useful lives (5 years).

2.7	Impairment of assets

Assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The recoverable amount is the higher of an asset’s fair value less cost to sell and value in use. In assessing value in use, the estimated future cash

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (“cash-generating units”).

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount and an impairment loss is recognized in the income statement immediately.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, limited to the amount of the original write-down. A reversal of an impairment loss is not allowed for goodwill. A reversal of an impairment loss for all other assets is recognized as income immediately.

2.8	Financial assets

The Group classifies its financial assets in the following categories: at fair value through profit or loss or loans and receivables. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

(a) Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss are financial assets held for trading. A financial asset is classified in this category if acquired principally for the purpose of selling in the short term. Derivatives are classified as held for trading, unless they are designated as hedges. Assets in this category are classified as current assets.

(b) Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the balance sheet date. These are classified as non-current assets. The Group’s loans and receivables are classified as trade and other receivables in the balance sheet and cash and cash equivalents.

Regular purchases and sales of financial assets are recognized on the trade-date – the date on which the Group commits to purchase or sell the asset. For all financial assets not carried at fair value through profit or loss, investments are initially recognized at fair value plus transaction costs for all financial assets not carried at fair value through profit or loss. Financial assets carried at fair value through profit or loss are initially recognized at fair value, and transaction costs are expensed in the income statement. Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership. Available-for-sale financial assets and financial assets at fair value through profit or loss are subsequently carried at fair value. Loans and receivables are carried at amortized cost using the effective interest method.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

Gains or losses arising from changes in the fair value of the ‘financial assets at fair value through profit or loss’ category are presented in the income statement within finance cost-net, in the period in which they arise. Dividend income from financial assets at fair value through profit or loss is recognized in the income statement as part of other income when the Group’s right to receive payments is established.

The Group assesses at each balance sheet date whether there is objective evidence that a financial asset or a group of financial assets is impaired.

Impairment testing of trade receivables is described in Note 2.11.

2.9	Accounting for derivative financial instruments and hedging activities

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged.

The Group designates certain derivatives as either: (1) hedges of the fair value of recognized assets or liabilities or a firm commitment or (2) hedges of a particular risk associated with a recognized asset or liability or a highly probable forecast transactions (cash flow hedges).

For cash flow hedges, the Group determines at inception of the transaction if the relationship between the hedging instruments and the hedged items qualifies for hedge accounting and if so, whether hedge accounting will be applied.

If hedge accounting is applied, the Group documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. The Group also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The fair values of various derivative instruments used for hedging purposes are disclosed in Note 11. Movements on the hedging reserve in shareholders’ equity are shown in Note 16. The full fair value of a hedging derivative is classified as a non-current asset or liability when the remaining maturity of the hedged item is more than 12 months, and as a current asset or liability when the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as a current asset or liability.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

(a) Derivatives at fair value through profit and loss

Certain derivatives do not qualify for hedge accounting. Changes in the fair value of any of these instruments are recognized directly in the income statement within finance cost-net.

(b) Fair value hedges

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the income statement, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk. No derivatives have been designated as hedges of the fair value of recognized asset or liability or a firm commitment

(c) Cash flow hedge

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in equity. The gain or loss relating to the ineffective portion is recognized immediately in the income statement within operating profit.

For hedges on forecasted sales transactions, amounts accumulated in equity are recycled as sales in the income statement in the periods when the hedged item affects profit or loss.

However, when the forecast transaction that is hedged results in the recognition of a non-financial asset (for example, inventory) or a liability, the gains and losses previously deferred in equity are transferred from equity and included in the initial measurement of the cost of the asset or liability.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the income statement. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement.

2.10	Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined using the weighted average cost method. The cost of finished goods and work in progress comprises raw materials, direct labor, other direct costs and related production overheads (based on normal operating capacity). Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

Vendor rebates in the form of volume or other purchase discounts of which it is probable that the rebate will be earned, and the amount can be estimated reliably, are reflected in the carrying value of the inventory when earned and as a component of cost of goods sold when the inventory is sold.

2.11	Trade receivables

Trade receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment. A

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

provision for impairment of trade receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or delinquency in payments (for example, more than 180 days after date of invoice) are considered indicators that the trade receivable is impaired. The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The amount of the provision is recognized in the income statement within selling and distribution expenses. The carrying amount of the asset is reduced through the use of an allowance account. When a trade receivable is uncollectible, it is written off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written off are credited against selling and distribution expenses in the income statement.

2.12	Cash and cash equivalents

Cash and cash equivalents includes cash in hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less. Bank overdrafts are shown within borrowings in current liabilities on the balance sheet.

2.13	Share capital

Ordinary shares are classified as equity.

2.14	Trade payables

Trade payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

2.15	Borrowings

Borrowings are recognized initially at their fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the income statement over the period of the borrowings using the effective interest method.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.

Borrowing costs incurred for the construction of any qualifying asset are capitalized during the period of time that is required to complete and prepare the asset for its intended use. Other borrowing costs are expensed in the year in which they occur.

2.16	Deferred income tax

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the company’s subsidiaries and associates operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

2.17	Employee benefits

(a) Pension obligations

In accordance with the laws and practices of each country, the Group participates in pension and early retirement schemes. These plans provide benefits based on various factors such as length of service, salaries and contributions paid.

In addition to mandatory social arrangements, plans can either be defined contribution or defined benefit pension plans and may be entirely or partially funded with investments made in various non Group instruments such as mutual funds and securities.

For defined contribution plans, expenses correspond to the contributions paid.

The liability recognized in the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date less the fair value of plan assets, together with adjustments for unrecognized actuarial gains or losses and past service costs. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to the income statement over the employees’ expected average remaining working lives.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

Past service costs are recognized immediately in the income statement, unless the changes to the pension plan are conditional on the employees remaining in service for a specified period of time (the vesting period). In this case, the past service costs are amortized on a straight-line basis over the vesting period.

For defined contribution plans, the Group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The Group has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.

(b) Jubilee awards and post-retirement healthcare benefits

Certain employees of the Group are entitled to jubilee awards. Jubilee awards are paid to employees upon completion of a certain number of years of service.

A number of companies in the Group provide post-retirement healthcare benefits to their retirees. The entitlement to these benefits is usually conditional on the employee remaining in service up to retirement age and the completion of a minimum service period.

Jubilee awards and post-retirement healthcare benefits are not funded.

The expected costs of these benefits are accrued over the period of employment using an accounting methodology similar to that for defined benefit pension plans. Actuarial gains and losses arising from experience adjustments, and changes in actuarial assumptions, are charged or credited to the income statement in the year that they arise. These obligations are valued annually by independent qualified actuaries.

(c) Termination benefits

Termination benefits are payable when employment is terminated before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. The Group recognizes termination benefits when it is demonstrably committed to either: terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal; or providing termination benefits as a result of an offer made to encourage voluntary redundancy. Benefits falling due more than 12 months after balance sheet date are discounted to their present value.

(d) Profit-sharing and bonus plans

The Group recognizes a liability and expenses for bonuses and profit-sharing. The Group recognizes a provision where it is contractually obliged or where there is a past practice that has created a constructive obligation.

2.18	Provisions for other liabilities and charges

Provisions for environmental costs, warranty costs, restructuring costs and legal claims are recognized when: the Group has a present legal or constructive obligation as a result of past events; it is more likely than not that an outflow of resources will be required to settle the

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

obligation; and the amount can be reliably estimated. Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

The Group recognizes provisions for costs related to restructuring measures. These costs comprise of lease termination penalties, an onerous property lease contract and employment termination payments. Provisions for restructuring costs are recognized when the Group has a detailed formal plan for the restructuring that has been communicated to affected parties. Payments falling due more than 12 months after balance sheet date are discounted to their present value at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability.

Provisions for warranty costs are recognized at the date of sale of the relevant products, at the management’s best estimate of the outflow required to settle the Group’s liability.

No provisions are recognized for future operating losses.

2.19	Revenue recognition

Revenue comprises of the fair value for the sale of goods, net of value-added tax, rebates and discounts and after elimination of sales within the Group. Revenue is recognized as follows:

(a) Sale of goods

Revenue from product sales is recognized at the time the product is shipped or delivered, significant risks and rewards of ownership of the goods have been transferred to the customer and collectibility of the related receivables is reasonably assured. Upon shipment, the Group also provides for the estimated costs that may be incurred for product warranties.

(b) Royalty income

Royalty income is recognized on an accrual basis in accordance with the substance of the relevant agreements.

(c) Dividend income

Dividend income is recognized when the right to receive payment is established.

2.20	Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight-line basis over the period of the lease.

Leases of property, plant and equipment where the Group has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease’s inception at the lower of the fair value of the leased property and the present value

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are separately presented on the face of the balance sheet. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The property, plant and equipment acquired under finance leases is depreciated over the lease term or, if ownership of the asset transfers, over the useful life of the assets.

2.21	Research and development

Research costs are expensed as incurred. Development costs are recognized as intangible assets when it is probable that future economic benefits associated with the developed item will flow to the Group and the cost and future economic benefits of the item can be measured reliably. All other development costs are expensed as incurred.

2.22	Environmental costs

The Group is involved in environmental investigation and remediation activities at some of its current and former sites. The estimated future costs for environmental obligations are accrued for and classified under provisions for other liabilities and charges when commitments or clean-up plans have been developed and the remediation cost can be reasonably estimated based on industry standards and historical experience. When it is not possible to predict the outcome of the pending environmental exposures, such exposures are disclosed as contingent liabilities. All accrued amounts are recorded on a discounted basis, where the effect of the time value of money is material.

2.23	Dividend distribution

Dividend distribution to the Company’s shareholders is recognized as a liability in the Group’s financial statements in the period in which the dividends are approved by the Company’s shareholders.

3.	Financial risk management

3.1	Financial risk factors

The Group’s activities expose it to a variety of financial risks: market risk (including currency risk), credit risk, liquidity risk and cash flow interest-rate risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance. The Group uses derivative financial instruments to hedge certain risk exposures.

Risk management is carried out by a central treasury department (“Group Treasury”) under policies approved by the Chief Financial Officer. Group Treasury identifies, evaluates and hedges financial risks in close co-operation with the Group’s operating units. The policies provide written principles for overall risk management, as well as written policies covering specific areas, such as foreign exchange risk, interest-rate risk, credit risk, use of derivative financial instruments and investing excess liquidity.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

(a) Market risk

(i) Foreign exchange risk

The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the UK pound and the US dollar. Foreign exchange risk arises from commercial transactions, recognized assets and liabilities and net investments in foreign operations.

Management has set up a policy to require group companies to manage their transactional foreign exchange risk. Foreign exchange risk arises when future cash flows generated by recognized assets or liabilities are denominated in a currency that is not the entity’s functional currency. The group companies are required to hedge their foreign exchange risk exposure to the extent possible with legal entities centrally managed by Group Treasury, alternatively with local affiliates of international, reputable banks. The residual exposure at Group Treasury level arising from its hedging activities with the subsidiaries is then combined by currency with the assets and liabilities arising from the cash management activities located in a cross currency notional cash pool.

Acting as an in-house bank, Group Treasury also manages a large array of intercompany loans in the adequate amounts of foreign currencies to optimize cash repatriation in order to reduce foreign exchange risk on outstanding cash balances in foreign currencies. In addition, a part of the Group’s senior debt is denominated in foreign currencies in order to match foreign exchange exposures.

The specific foreign exchange risk arising from long term contracts is hedged by relevant entities in the Group by means of forward contracts transacted with local banks. Such forward contracts are managed to match the highly probable cash flows arising from signed contracts. The Group applies cash flow hedge accounting on the US dollar denominated contracts entered into by its Korean subsidiary and one of its Chinese subsidiaries.

Group Treasury’s risk management policy is to hedge between 75% and 100% of anticipated cash flows (mainly sales and purchase of inventory which are not denominated in functional currency) in each major foreign currency. Approximately 90% of projected sales in each major currency qualify as ‘highly probable’ forecast transactions for hedge accounting purposes.

Each subsidiary designates contracts with Group Treasury as fair value hedges or cash flow hedges, as appropriate. External foreign exchange contracts are designated at group level as hedges of foreign exchange risk on specific assets, liabilities or future transactions on a net basis.

At December 31, 2007, if the UK pound and the US dollar would have weakened respectively strengthened by 10 % against the euro with all other variables held constant, post-tax profit for the year and equity as per year-end would have been € 3 higher respectively lower, mainly as a result foreign exchange results on translation of UK pound denominated borrowings.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

(ii) Commodity risk

The Group is exposed to limited commodity price risk, mainly in solvents, biocides and functional pigments. As these risks are relatively modest in comparison with the whole raw materials portfolio, the Group’s risk management policy is to contain the price volatility risk principally within its relationships with suppliers and customers. The Group does not use the futures markets and any forward purchase is normally limited to no more than 3 months’ stock of minor materials that can readily be absorbed into the costing structure.

(iii) Cash flow interest-rate risk

The Group has no significant interest-bearing assets. The Group’s interest-rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Group to cash flow risk, whereas borrowings issued at fixed rates expose the Group to fair value risk. Group policy is to fix through interest rate swaps a substantial part of the long term debt service requirements. As of December 31, 2007, more than 64 % of such funding requirements were at fixed rates.

The Group manages its cash flow interest-rate risk by using floating-to-fixed interest-rate swaps. Such interest-rate swaps have the economic effect of converting borrowings from floating rates to fixed rates. Generally, the Group raises long-term borrowings at floating rates and swaps them into fixed rates that are lower than those available if the Group borrowed at fixed rates directly.

At December 31, 2007, if interest rates on the Group’s floating interest rate assets and liabilities would have been 10 basis points higher/lower with all other variables held constant, post-tax profit for the year would have been € 0 lower/higher:

December 31, 2007
10 basis points increase/decrease
Effect on floating rate borrowings	1
Effect of interest rate swaps	(1)
Effect of net cash balance	—

—

(b) Credit risk

Credit risk is managed on a group basis. Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions, as well as credit exposures to customers, including outstanding receivables and committed transactions.

The majority of the excess cash balances are daily pooled and deposited at ABN AMRO N.V. (Moody’s: AA2 rating). Derivatives are only concluded with banks that have at least an A rating.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

There is no significant concentration of credit risk with respect to customers, as the Group has a large number of internationally dispersed customers. If customers are independently rated, these ratings are used. Otherwise, if there is no independent rating, risk control assesses the credit quality of the customer, taking into account its financial position, past experience and other factors. Individual risk limits are set based on internal or external ratings in accordance with limits set by the Board. The utilization of credit limits is regularly monitored.

The Group has a collective credit insurance for the receivables of subsidiaries in six countries. This insurance policy covers insolvency and protects against default from solvent clients, and includes additional coverage when credit limit requests have been performed by the insurer. This credit insurance policy allows the subsidiaries to sell to customers, safeguarding the Group against the consequences of customer insolvency and non-payment. This protection can give a competitive advantage because it allows the Group to increase credit lines to customers.

On a monthly basis, management analyses the ageing and impairment of trade receivables.

(c) Liquidity risk

Prudent liquidity risk management implies maintaining sufficient cash and cash equivalents, the availability of funding through an adequate amount of committed credit facilities and the ability to close out market positions. Due to the dynamic nature of the underlying businesses, Group Treasury aims to maintain flexibility in funding by keeping committed credit lines available.

Management monitors rolling forecasts of the Group’s liquidity reserve on the basis of expected cash flow.

The table below analyses the Group’s financial liabilities and net-settled derivative financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows including interest. The majority of the Group’s borrowings are subject to floating interest rates payments, for which the Group has concluded interest rate swap contracts to hedge these borrowings against changes in interest rates. Until December 31, 2007, the floating rate borrowings were repriced every 3 months and the interest rate swap contracts every 6 months. As of January 2, 2008 all interest rate swaps have been settled in cash with a bank (see Note 32).

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

	Less than 1 year	1-5 years	Over 5 years	No fixed maturity date	Total
At December 31,2007
Total borrowings	1,034	7	—	—	1,041
Derivative financial instruments
Inflow	28	—	—	—	28
Outflow	(29)	—	—	—	(29)
Finance lease obligations	1	1	—	—	2
Current income tax liabilities	8	—	—	—	8
Trade and other payables	479	4	—	2	485

	1,521	12	—	2	1,535

The Group’s liquidity is also subject to compliance with certain financial covenants based on debt coverage by earnings before interest, taxes, depreciation and amortization (‘EBITDA’) and interest cover ratios. On a monthly basis, management reviews these ratios. Management assesses the risk of breach of such ratios to be immaterial due to their relative stability combined with a substantial margin between actual and contractual ratios on a historical basis.

Following the acquisition of the Group on January 2, 2008 by PPG Industries, Inc. the existing credit facility has been redeemed at that date and replaced by intercompany loans from the new ultimate shareholder. As a consequence of this redemption the credit facility has been classified as short-term.

3.2	Capital risk management

The Group’s objectives when managing capital are:

i)	To comply with the capital requirements set by the Group’s lenders. Many subsidiaries, representing in aggregate not less than 80% of total revenues, total EBITDA or total net assets, are party to cross guarantees in respect of the senior and mezzanine debt facilities. As a result of this, a proportion of the total debt is secured under a fix and floating charge against the assets of the subsidiaries. The Group companies are hence exposed to potential claims upon their assets, in the event of a default in their borrowing repayment obligations.

ii)	To safeguard the Group’s ability to continue as a going concern so that it can provide returns for its shareholders and benefits for other stakeholders.

iii)	To maintain an adequate capital base, trying to achieve a balance between limited equity at risk in presence of a significant country risk and the development of its local business.

3.3	Fair value estimation

Techniques, such as estimated discounted cash flows, are used to determine the fair value of the financial instruments. The fair value of interest-rate swaps is calculated as the present value of the estimated future cash flows. The fair value of forward foreign exchange contracts is determined using forward exchange market rates at the balance sheet date. The fair value of options is determined using the Black-Scholes model.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

The nominal value less provision for impairments of trade receivables and payables are assumed to approximate their fair values. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Group for similar financial instruments.

4.	Critical accounting estimates and judgments

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates often differ from the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

(a) Impairment goodwill and other intangible assets with an indefinite useful life

The Group tests annually whether goodwill or other intangible assets with an indefinite useful life has suffered any impairment. The impairment tests include judgments regarding the level of testing, and assumptions used in determining future cash flows and discount rates.

(b) Income taxes

The Group is subject to income taxes in numerous jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

As per December 31, 2007 deferred tax assets and liabilities amounted to € 72 and € 77, respectively.

The Group did not recognize deferred income tax assets of € 16 related to net operating losses amounting to € 47, because management determined it will not be probable that the deferred tax assets will be able to be used against future taxable income. Additional information is disclosed in Notes 20 and 26.

(c) Employee benefit obligations

The present value of the employee benefit obligations depends on a number of factors that are determined on an actuarial basis using a number of assumptions. The assumptions used in determining the net cost (income) for employee benefits include the expected long-term rate of return on the relevant plans assets rates of compensation, state pension and pension increases in assessing benefit obligations and the discount rate. Any changes in these assumptions will impact the carrying amount of pension obligations.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

The assumption for the expected return on plan assets is determined on a uniform basis, taking into consideration long-term historical returns, asset allocation and future estimates of long-term investment returns.

The Group determines the appropriate discount rate at the end of each year. This is the interest rate that should be used to determine the present value of estimated future cash outflows expected to be required to settle the employee benefit obligations. In determining the appropriate discount rate, the Group considers the interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related employee benefit liability. Other key assumptions for employee benefit obligations are based in part on current market conditions.

As per December 31, 2007 the net employee benefit obligation amounted to € 127. Additional information is disclosed in Note 21.

(d) Warranty claims

The Group offers product warranties for certain products. The specific terms and conditions of such warranties vary depending on the product or customer contract requirements. Management estimates and accrues the costs of unsettled product warranty claims based on historical results and experience. Management periodically assesses the adequacy of the provision for warranty claims and adjusts it as necessary. As per December 31, 2007 the provision for warranty claims amounted to € 16. Additional information is disclosed in Note 22.

5.	Segment information

Primary reporting format – business segments

Currently the Group is organized on a worldwide basis into two main business segments:

(1) Manufacturing and sales of decorative paints and supplies;

(2) Manufacturing and sales of industrial coatings and paints to marine and other industrial businesses.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

The segment results for the year ended December 31, 2007 are as follows:

		Decorative	Marine/ Industry	Others	Group
Total gross segment sales		1,483	598	43	2,124
Operating profit		113	32	(34)	111
Finance cost - net (Note 25)					(104)
Share of profit of associates					1

Profit before income tax					8
Income tax expense (Note 26)					(7)

Profit for the year					1

Other segment items included in the income statement for the year ended December 31, 2007 are as follows:
		Decorative	Marine/ Industry	Others	Group
Depreciation (Note 7)		41	12	1	54
Amortization (Note 8, 25)		11	6	5	22
Impairment (Note 8, 18)		1	—	22	23
Impairment of trade receivables (Note 12)		6	1	—	7
Restructuring cost (Note 6)		1	3	—	4

The segment assets and liabilities at December 31, 2007 and capital expenditures for the year then ended are as follows:
	Decorative	Marine/ Industry	Others	Unallocated	Group
Assets	1,093	414	12	154	1,673
Associates	17	—	—	—	17

Total assets	1,110	414	12	154	1,690

Liabilities	457	183	5	1,144	1,789

Capital expenditures	71	21	4	—	96

Segment assets consist primarily of property, plant and equipment, intangible assets, inventories, receivables and cash. Current and deferred income taxes are excluded. Segment liabilities comprise operating liabilities excluding financial debt and current and deferred income taxes.

Capital expenditures comprise additions to property, plant and equipment (Note 7) and intangible assets (Note 8), including additions resulting from acquisitions through business combinations (Notes 7, 8 and 30).

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

Secondary reporting format – geographical segments

The Group’s two business segments operate in six main geographical areas.

The Group’s sales are mainly in France, the United Kingdom, the Netherlands and Central and Eastern Europe.

Central and Eastern Europe comprises the Group’s operations in Poland, Hungary, Czech Republic, Slovakia, Ukraine and Romania.

Sales	Year ended December 31, 2007
France	480
United Kingdom	296
Netherlands	290
Central and Eastern Europe	320
Rest of Europe	359
Rest of the World	379

2,124

Sales are allocated based on the country where the customer is located.

Assets	December 31, 2007
France	323
United Kingdom	195
Netherlands	277
Central and Eastern Europe	295
Rest of Europe	209
Rest of the World	302
Unallocated	89

1,690

Total assets are allocated based on where the assets are located.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

Capital expenditures

Year ended December 31, 2007
France	10
United Kingdom	7
Netherlands	9
Central and Eastern Europe	18
Rest of Europe	19
Rest of the World	33

96

Capital expenditures are allocated based on where the assets are located.

The sales by category are as follows:

Year ended December 31, 2007
Sales of goods	2,121
Royalty income	3

2,124

6.	Restructuring

The Group is engaged in several restructuring programs in order to centralize its business, streamline production and reduce costs.

In 2007, the Group announced to stop its activities in Portugal. The provision at December 31, 2007 amounted to € 1. The costs of this plan amounted to € 2 for severance payments, scrap costs of inventory and impairment of assets.

On December 23, 2005, the Group purchased an industrial coatings manufacturer in the Netherlands and announced the transfer of its own industrial coatings business to the newly acquired site. In 2005, the Group provided for a non-cancellable property lease contract that became onerous as a result, for post-closure severance payments and for other qualified exit costs amounting to € 4. In 2007, the Group added € 1 to increase the provision for the non-cancellable property lease. The provision at December 31, 2007 amounted to € 4. Payments made in 2007 amounted to € 1.

In December 2003, the Group started a restructuring in Belgium as part of its strategic plan to improve operating efficiencies and reduce cost structures by eliminating higher-cost facilities. In 2007, the group sold a production facility in Belgium to a third party. In

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

connection with this sale, the Group increased its provision by € 2 for severance payments. The provision at December 31, 2007 amounted to € 5. This provision relates to payments for severance and related termination benefits, which will be made to former employees on a monthly basis for a period up to 15 years, depending on the employee’s age.

7.	Property, plant and equipment

	Land and buildings	Machinery, plant and equipment	Construction in progress	Total
At January 1, 2007
Cost	210	292	15	517
Accumulated depreciation and impairment	(57)	(130)	—	(187)

Net book amount	153	162	15	330

Year ended December 31, 2007
Additions	2	20	17	39
Acquisition through business combinations	15	7	—	22
Disposals	(3)	(3)	—	(6)
Depreciation	(15)	(39)	—	(54)
Impairment	—	(1)	—	(1)
Reclassification assets under construction	3	11	(14)	—
Exchange differences	(2)	(2)	—	(4)

Net book amount	153	155	18	326

At December 31, 2007
Cost	222	308	18	548
Accumulated depreciation and impairment	(69)	(153)	—	(222)

Net book amount	153	155	18	326

Depreciation expense has been charged to the Consolidated Income Statement as follows:

Year ended December 31, 2007
Cost of goods sold	29
Selling and distribution expenses	16
Administrative expenses	8
Research and development expenses	1

54

Lease rental expense for the year ended December 31, 2007 was € 37.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

Property, plant and equipment include the following amounts on assets leased under a finance lease:

December 31, 2007
Cost - capitalized finance leases	7
Accumulated depreciation	(1)

Net book amount	6

8.	Intangible assets

	Goodwill	Trademarks	Customer relationship	(Un)- patented technology	Software and licenses	Total
At January 1, 2007
Cost	151	121	7	79	43	401
Accumulated amortization and impairment	—	(1)	(1)	(37)	(27)	(66)

Net book amount	151	120	6	42	16	335

Year ended December 31, 2007
Additions	—	—	1	—	4	5
Acquisition through business combinations	20	5	2	2	1	30
Amortization	—	(1)	(2)	(9)	(6)	(18)
Exchange differences	(3)	(1)	—	(1)	—	(5)

Net book amount	168	123	7	34	15	347

At December 31, 2007
Cost	168	125	10	80	48	431
Accumulated amortization and impairment	—	(2)	(3)	(46)	(33)	(84)

Net book amount	168	123	7	34	15	347

Goodwill is tested for impairment at least once a year or when changes in circumstances indicate that impairment may have occurred. Under the impairment test, the fair value of the cash-generating unit that contains the goodwill is compared to its book value, including the goodwill. Any excess of book value over fair value is recorded as an impairment of goodwill. This fair value of the cash-generating unit is calculated based on discounted future cash flows. The cash flow projections are based on financial budgets approved by management covering a three-year period. Cash flows beyond the three-year period are extrapolated using estimated growth rates.

Trademarks have been valued by applying a relief-from-royalty approach upon recognition and for the annual impairment test. This method assumes that if a trademark was not owned by the company, it would have to be used through a royalty agreement. For impairment testing purposes, the recoverable amount is estimated based on discounted future cash flows.

Customer relationships have been valued by the multiperiod-excess-earning method and (un)patented technology have been valued by the relief-from-royalty approach.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

Amortization has been charged to the Consolidated Income Statement as follows:

December 31, 2007
Selling and distribution expenses	2
Administrative expenses	7
Research and development expenses	9

18

9.	Investments in associates and joint ventures

December 31, 2007
Beginning balance	24
Acquisition of investments	1
Share of profit	1
Exchange differences	(1)

Ending balance	25

Investments in associates and joint ventures at December 31, 2007 include goodwill of € 3.

The Group’s interests in its principal investments, all of which are unlisted, were as follows:

Name	Country of incorporation	Type	Assets	Liabilities	Revenues	Profit/ (Loss)	% Interest held
2007
Sigma Paint Saudi Arabia Ltd.	Saudi Arabia	associate	38	21	52	4	20
SigmaKalon Univer S.r.l.	Italy	joint venture	32	17	30	1	50

			70	38	82	5

During the re-financing in 2005 the Group has acquired a temporary investment in its ultimate shareholder for an amount of € 8.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

10.	Financial instruments per category

Based on the Group’s accounting policies, the financial instruments are categorized as follows:

	Note	Loans and receivables	At fair value through profit and loss	Total
At December 31, 2007
Assets as per balance sheet
Trade and other receivables	12	472	—	472
Derivative financial instruments	11	—	18	18
Cash and cash equivalents	14	93	—	93

		565	18	583

		At fair value through profit and loss	Other financial liabilities	Total
Liabilities as per balance sheet
Borrowings	18	—	1,037	1,037
Trade and other payables	17	—	485	485
Obligations under finance leases	19	—	2	2
Derivative financial instrument	11	1	—	1

		1	1,524	1,525

11.	Derivative financial instruments

	December 31, 2007
	Assets	Liabilities
Interest rate swaps	16	—
Forward foreign exchange rate contracts-cash flow hedges	2	1

Total	18	1

Less non-current portion:
Interest rate swaps	—	—
Forward foreign exchange rate contracts-cash flow hedges	—	—

Current portion	18	1

Trading derivatives are classified as a current asset or liability. The full fair value of a hedging derivative is classified as a non-current asset or liability if the remaining maturity of the hedged item is more than 12 months and as a current asset or liability if the maturity of the hedged item is less than 12 months.

(a) Interest-rate swaps

The Group has fourteen separate interest rate swap contracts. At December 31, 2007 the interest rate swap contracts had a total notional amount of € 610 and £ 45, in total € 671. All contracts were concluded with banks to hedge a portion of the Group’s variable interest-rate borrowings against changes in interest rates. The Group agreed to pay interest at fixed rates. For these contracts hedge accounting is not applied.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

During the year ended December 31, 2007, the change in fair value of the interest rate swap contracts amounting to € 4 negative has been recorded in the income statement.

At December 31, 2007, the fixed interest rates vary from 2.5% to 4.5%. The floating rates are Euribor and Libor.

(b) Hedges of contracted and highly probable sales transactions

During 2007, the Group entered, on top of 6 existing ones, into 25 new separate forward foreign exchange rate contracts with a bank to hedge a portion of the Korean Won (“KRW”) to USD exchange rate risk arising from the future settlement of the contracted and highly probable forecasted USD denominated sales in the period January 1, 2007– September 30, 2010. During 2007, 7 of these contracts have been settled. For these contracts, hedge accounting is applied. As of December 31, 2007, the fair value of these contracts totaled € 1 negative. The effective portion of the changes in the fair values of these contracts directly recognized in equity amounts to € 1 negative. There was no ineffectiveness to be recorded from any transactions accounted for using hedge accounting. The amount released to sales was € 0.

During 2007, the Group entered into 24 separate forward foreign exchange rate contracts with a bank to hedge a portion of the Chinese Yuan (“CNY”) to USD exchange rate risk arising from the future settlement of the contracted and highly probable forecasted USD denominated sales in the period November 1, 2007- December 31, 2009. During 2007, 1 of these contracts was settled.

For these contracts, hedge accounting is applied. As of December 31, 2007, the fair value of these contracts totaled € 1. The effective portion of the changes in the fair values of these contracts directly recognized in equity amounts to € 1. There was no ineffectiveness to be recorded from any transactions accounted for using hedge accounting. The amount released to sales was € 0.

The maximum exposure to credit risk at the reporting date is the fair value of the derivative assets in the balance sheet. As the Group has entered into derivatives with only A or better rated financial institutions, the Group considers this risk to be immaterial.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

12.	Trade and other receivables

	Note	December 31, 2007
Trade and other receivables		462
Less: provision for impairment of receivables		(32)

Trade receivables, net		430
Prepayments		32
Receivables from related parties		14
Other tax receivables		28

Total trade and other receivables		504
Less non-current portion		(12)

Current portion		492

Total trade and other receivables		504
Less prepayments		(32)

Financial instruments	10	472

The fair values of trade and other receivables approximate their book values.

As of December 31, 2007, trade receivables of € 32 were either individually impaired or, based on ageing, collectively allowed for:

At December 31, 2007

	Not overdue	Overdue up to 6 months	6-12 months overdue	> 12 months overdue	Total
Outstanding balance	408	76	29	23	536
Impairment	(3)	(3)	(8)	(18)	(32)

	405	73	21	5	504

Of the not overdue trade receivables, an amount of € 149 is covered under the collective credit insurance policy.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

Movements in the provision for impairment of trade receivables are as follows:

2007
At January 1	(34)
Provision for impairment of receivables	(7)
Receivables written off during the year as uncollectible	9

At December 31	(32)

The creation and release of the provision for impaired receivables have been included in selling and distribution costs in the income statement (Note 23). The accretion of the discount is included in finance costs in the income statement (Note 25). Amounts are generally written off against the allowance account when there is no expectation of recovering additional cash.

The other classes within trade and other receivables do not contain impaired assets.

The maximum exposure to credit risk at the reporting date is the outstanding balance of each class of receivable mentioned above. There is no concentration of credit risk with respect to trade receivables, as the Group has a large number of customers, internationally dispersed. The Group does not hold any collateral as security.

To further improve the Group’s cash flow management, a Securitization program has been set up in 2006, a receivables-based financing (See Note 18).

The carrying amounts of the Group’s trade and other receivables are denominated in the following currencies:

December 31, 2007
Euro	297
US dollar	38
UK pound	48
Other currencies	121

504

13.	Inventories

December 31, 2007
Raw materials	90
Finished goods	225
allowances	(18)

Total inventories	297

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

The cost of inventories recognized in cost of goods sold amounted to € 1,023.

14.	Cash and cash equivalents

Cash and cash equivalents at December 31, 2007 were comprised of cash at bank and in hand.

The fair values of cash and cash equivalents approximate their book values.

The maximum exposure to credit risk at the reporting date is the fair value of the amount of cash stated on the face of the balance sheet.

15.	Share capital

The Company’s corporate capital consists of 20,000 ordinary shares of EUR 100 each, of which 4,538 shares are issued and paid.

Common stock consists of the following:

(in thousands of euros, except share data)

	Number of Shares		Amount		Additional paid-in Capital	Total
	Authorized	Outstanding	Authorized	Outstanding
At January 1, 2007	20,000	4,538	2,000	454	170,500	170,954

Movement during the year	—	—	—	—	—	—

At December 31, 2007	20,000	4,538	2,000	454	170,500	170,954

Share-based compensation

Certain employees have purchased ordinary shares of the Group’s parent company. Upon termination of employment the employee’s shares are subject to repurchase at the Group parent company’s option. The repurchase price is dependent upon the fair value of the shares, and, for certain terminations, the period the shares have been held by the employee. Management calculates, on a consistent basis, the fair value of the shares and the current compensation obligation, using a number of assumptions.

Share-based compensation expense has been allocated to the Group and compensation expense for the year ended December 31, 2007 amounted to € 21.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

16.	Other reserves

	Management Shares	Hedging reserve	Translation reserve	Total
At January 1,2007	20	—	12	32
Share-based compensation	21	—	—	21
Currency translation adjustment	—	—	2	2

At December 31,2007	41	—	14	55

17.	Trade and other payables

December 31, 2007
Trade payables	388
Amounts due to related parties	5
Social security and other taxes	42
Accrued expenses	50

Total trade and other payables	485

The fair values of trade and other payables approximate their book values.

18.	Borrowings

Borrowings can be reconciled to the balance sheet as follows:

December 31, 2007
Non-current
Bank borrowings	7
Current
Bank borrowings	1,031

Total borrowings	1,038
Less: debt issue costs	(1)

Total debt in balance sheet	1,037

The credit facilities are subject to affirmative and negative covenants with respect to assets, revenues and EBITDA, including specific financial covenants the Group is required to maintain which are monitored by the lenders.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

The following assets have been pledged as collateral:

December 31, 2007
Property, plant and equipment	56
Trademarks and customer relationship	1
Trade and other receivables	158
Trade receivables (securitization program)	219
Inventories	49
Cash and cash equivalents	59

542

The Group has the following undrawn borrowing facilities:

December 31, 2007
Floating rate
Expiring within one year	238
Expiring beyond one year	—
Fixed rate
Expiring within one year	—
Expiring beyond one year	—

238

The Group’s credit facility provides for borrowings up to € 1,297, which are collateralized by the assets of the Group. The facility consists of Term Loans A, Term Loans B, Term Loans C, Term Loans D, a working capital facility (Revolver), Securitization Facility, Mezzanine Facility and Acquisition Facility.

The credit facility expires in 2015 (Termination date) and carries a commitment fee of 0.4% to 1.25% per annum for the undrawn balance. The costs incurred to enter into the credit facility in 2005 amounted to € 31. These debt issue costs are amortized over the remaining lifetime of the facility using the effective interest method.

The Group has a trade receivable securitization program under which funds are raised by pledging trade receivables from subsidiaries in the Netherlands, Belgium, the UK and France as security for short-term borrowings. Both trade receivables and borrowings related to this program are included in the Consolidated Balance Sheet. The transactions under this program are treated as collaterized borrowings. The short-term borrowings are issued in EUR and GBP, reflecting the currency of the pledged receivables. The amount of short-term borrowings outstanding against the receivables pledged fluctuates as a result of invoices outstanding. The debt issue costs of this securitization program amounted to € 1 and are amortized over the remaining lifetime of the facility using the effective interest method. The securitization program includes a number of reserves to cover any default, dilution, concentration, currency and interest risks. Furthermore, it includes three early

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

termination triggers – the default, delinquency and dilution ratio. These ratios are monitored and acted upon internally, which contributes to an improved quality of the receivables portfolio. At December 31, 2007, the receivables collateralized under this program amounts to € 216. The trade receivables related to this program are included in the Consolidated Balance Sheet.

The usage of the respective credit facilities at balance sheet date is as follows:

December 31, 2007
Term Loans A	140
Term Loans B	215
Term Loans C	124
Term Loans D	75
Revolver	50
Securitization	123
Mezzanine	155
Acquisition	92
Debt to related parties	7
Other	57

1,038

Term Loans A and C consist of tranches denominated in EUR and GBP.

Term Loans A bear interest at Euribor and Libor plus 2.00% per annum. Term Loans A are repayable semi-annually in June and December through June 2012.

Term Loans B bear interest at Euribor plus 2.50% per annum and are repayable on Termination date.

Term Loans C bear interest at Euribor and Libor plus 3.25% per annum and are repayable on Termination date.

Term Loans D bear interest at Euribor plus 5.50% and are repayable on Termination date.

The maximum facility for the Securitization Facility amounts to € 150. The Securitization Facility is secured by the Group’s securitized receivables in the Netherlands, Belgium, the UK and France. In 2007, interest rates for the secured part were between 4.40% and 5.68% for the EUR denominated borrowings and between 6.00% and 7.69% for the GBP denominated borrowings.

The maximum facility for the Revolver amounts to € 120. The interest amounts to Euribor plus 2.00% per annum and for the ancillary part of the Revolver to Euribor plus 2.00% per annum.

The Mezzanine Facility is repayable at maturity in December 2015. Interest amounts to Euribor plus 3.50% per annum and a Payment in Kind (PIK) margin of 6.50% per annum on the principal amount. This PIK margin is added to the principal amount and will be repayable at maturity.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

The Acquisition Facility is repayable semi-annually beginning December 2008 through June 2012 and bears interest at Euribor plus 2.00% per annum. The maximum availability of the Acquisition Facility amounts to € 200.

The credit facilities are subject to affirmative and negative covenants, including specific financial covenants the Group is required to maintain which are monitored by the lenders.

As a consequence of the repayment of the credit facilities on January 2, 2008 the debt issue costs are fully amortized, except for those debt issue costs related to the securitization program (€ 1) (See Note 32).

Amortization of debt issue costs for the year ended December 31, 2007 amounted to € 4. As of December 31, 2007, the unamortized debt issue costs totalling € 22, were considered impaired and a loss on extinguishment on the debt was recorded.

The majority of the borrowings of the Group is subject to floating interest rate payments. In order to offset variations in cash flows from future floating rate interest payments the Group has entered into interest-rate swap contracts (see note 11). The interest rate swap contracts have a total notional amount of € 610 and £ 45 as per December 31, 2007.

The exposure of the Group’s borrowings to interest rate changes divided by the maturity of the Group’s borrowings is as follows:

	Less than 1 year	1-5 years	Over 5 years	Total
At December 31, 2007
Total borrowings	1,031	5	2	1,038
Effect of interest-rate swaps	(671)	—	—	(671)

	360	5	2	367

The fair value of the Group’s (floating rate) borrowings is influenced by changes in the creditworthiness of the Group. However, no reliable estimate of the credit spread demanded by counterparties can be determined. Therefore the carrying amount is the best approximation of the fair value of the Group’s borrowings.

The carrying amount of the Group’s borrowings is denominated in the following currencies:

December 31, 2007
Euro	925
Pound sterling	81
Other currencies	32

1,038

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

19.	Obligations under finance leases

A part of the Group’s property, plant and equipment is under finance leases. The average lease term is 10 to 15 years. Interest rates are fixed at the contract date. All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments.

Finance lease obligations are mainly denominated in EUR and GBP.

The fair values of the Group’s lease obligations approximate their carrying amount.

The maturity of finance lease obligations is as follows:

December 31, 2007
Not later than 1 year	1
Later than 1 year and not later than 5 years	1
Later than 5 years	—

Present value of finance lease liabilities	2

20.	Deferred income tax

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes relate to the same fiscal authority. The offset amounts are as follows:

December 31, 2007
Deferred tax assets
Deferred tax assets to be recovered after more than 12 months	42
Deferred tax asset to be recovered within 12 months	30

72
Deferred tax liabilities
Deferred tax liabilities to be recovered after more than 12 months	(70)
Deferred tax liabilities to be recovered within 12 months	(7)

(77)

Net deferred tax liability	(5)

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

The movement of the net deferred tax liability is as follows:

Year ended December 31, 2007
Beginning balance	(12)
Acquisition of subsidiaries	(4)
Income statement charge	10
Exchange differences	1

Ending balance	(5)

The movement in deferred tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

Deferred tax assets:	Employee benefits	Other provisions	Loss carried forward	Other	Total
At January 1, 2007	25	8	21	18	72
(Charged)/credited to income for the year	1	2	(6)	4	1
Acquisition of subsidiaries	—	—	—	1	1
Exchange differences	(3)	—	—	1	(2)

At December 31, 2007	23	10	15	24	72

Deferred tax liabilities:	Accelerated tax depreciation	Purchase price accounting	Other	Total
At January 1, 2007	2	68	14	84
Charged/(credited) to income for the year	(1)	(5)	(3)	(9)
Acquisition of subsidiaries	—	5	—	5
Exchange differences	—	(3)	—	(3)

At December 31, 2007	1	65	11	77

Deferred income tax assets are recognized for tax loss carry forwards to the extent that the realization of the related tax benefit through the future taxable profits is probable. The Group did not recognize deferred income tax assets of € 16 in respect of losses amounting to € 47 that can be carried forward against future taxable income.

At December 31, 2007, the Group had approximately € 93 of tax operating loss carry forwards available to offset future taxable income which generally do not expire.

21.	Employee benefit obligations

In accordance with the laws and practices of each country, the Group participates in employee benefits plans offering retirement, death and disability, healthcare and special termination benefits. These plans provide benefits based on various factors such as length of service, salaries and contributions paid.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

The main plans are in the Netherlands, the United Kingdom and Germany. In the United Kingdom and Germany the Group has defined benefit pension plans and in the Netherlands a combination of defined contribution and defined benefit plans. In the Netherlands there is a conditional early retirement plan (“VUT”) for people who are 62 years old and born before January 1, 1950. The early retirement age will gradually change from 62 to 65. The VUT is not funded.

The plan assets of the Dutch pension plan are held in a separate account with an insurance company. The plan in the United Kingdom is held by a separate Trust company in the United Kingdom and the German plan is held by the Group. The German plan is not funded. The plan assets of the plans in the Netherlands, the United Kingdom and Germany represent approximately 95% of the total plan assets and the liabilities represent approximately 88% of the employee benefit obligation. The allocation of the fair value of the plan assets is as follows:

December 31, 2007
Fixed rate instruments	75.0%
Equity instruments	25.0%

100.0%

The liability recognized in the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date less the fair value of the plan assets, together with unrecognized actuarial gains or losses and past service costs. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximately to terms of related pension liability.

Cumulative actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions in excess of the greater of 10% of the value of plan assets or 10% of the defined benefit obligation are spread to income over the employees’ expected average remaining working lives.

Changes in the related pension benefit costs may occur in the future due to changes in the assumptions.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

The balance sheet positions and impact on the income statement are as follows:

December 31, 2007
Balance sheet obligations for:
Pension	104
Early retirement	15
Jubilee benefits and other benefits	5
Post-employment medical benefits	3

Liability in the balance sheet	127

Income statement charge for:
Pension	(11)
Early retirement	(1)
Jubilee benefits and other benefits	—
Post-employment medical benefits	—

(12)

The amounts recognized in the balance sheet are determined as follows:

2007
Defined benefit obligation - balance as of January 1	375
Service charges	13
Past service costs	(1)
Interest charges	18
Benefits paid	(18)
Employee’s contribution	3
Actuarial profit	(16)
Business combination	6
Curtailment/settlement/transfer	(2)
Exchange differences	(8)

Defined benefit obligation - balance as of December 31	370

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

2007
Fair value of plan assets - balance as of January 1	279
Actual return on plan assets	6
Employer’s contribution	18
Employee’s contribution	3
Benefits paid	(18)
Curtailment/settlement/transfer	(1)
Business combination	4
Actual administration expenses	(2)
Exchange differences	(8)

Fair value of plan assets - balance as of December 31	281

December 31, 2007
Present value of funded obligation	299
Fair value of plan assets	(281)
Present value of unfunded obligation	71
Unrecognized prior service cost	(1)
Unrecognized actuarial gains	39

Liability in the balance sheet	127

In 2007, the total employer’s contribution amounted to € 18. For 2008, the Group expects no material changes in the contribution.

The amounts recognized in the income statement are determined as follows:

December 31, 2007
Current service cost	(13)
Interest cost	(18)
Expected return on plan assets	15
Net actuarial gains recognized during the year	3
Gains on curtailment	2
Past service cost	1
Other costs	(2)

Total included in employee benefits expense	(12)

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

The movement in the liability recognized in the balance sheet is as follows:

December 31, 2007
Beginning of the year	134
Expense recognized in the income statement	12
Acquisition	2
Actuarial gain	(4)
Contribution paid	(18)
Exchange differences	1

End of the year	127

The principal actuarial assumptions used were as follows:
December 31, 2007
Discount rate	5.8%
Expected return on plan assets	5.5%
Future salary increases	3.0%
Future pension increases	2.7%

The discount rate is based on high quality corporate bonds in the euro zone and in the United Kingdom with maturities equal to the average duration of the benefit obligations. The expected return on assets is determined per asset category (fixed rate and equity instruments). The expected return on fixed rate instruments is derived from actual interest rates on the balance sheet date for similar interest bearing securities. The return on equity instruments is based on the return on fixed rate instruments plus a premium, as historically the return of equity instruments exceeds that on fixed interest. The expected return on assets in 2007 increased as the market interest increased compared to 2006.

History:

	December 31,
	2007	2006	2005	2004	2003
Defined benefit obligation	370	375	361	391	356
Fair value of plan assets	281	279	262	215	191

Deficit in the plan	89	96	99	176	165

Experience adjustment on plan liabilities	(1)	2	—	—	—
Experience adjustment on plan assets	(10)	(4)	—	—	—

IAS 19 requires a five-year record, but this requirement does not have to be applied retrospectively.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

22.	Provisions for liabilities and charges

December 31, 2007
Non-current	52
Current	—

52

The movement of non-current provisions is as follows:

	Environmental restoration	Restructuring	Warranties and claims	Other	Total
At January 1, 2007	4	8	15	16	43
Additions	2	4	5	5	16
Unused amounts reversed	—	—	(2)	(1)	(3)
Usage	—	(2)	(2)	—	(4)

At December 31, 2007	6	10	16	20	52

Environmental restoration

The environmental restoration provision represents management’s best estimate of the Group’s liability for remediation costs based on industry standards and historical experience.

Restructuring

The restructuring provision relates to the restructuring costs described under Note 6.

Warranties and claims

The warranty provision represents management’s best estimate of the Group’s liability under warranties granted on several products, based on past experience and industry averages for defective products.

Other

The Group is involved in investigations by the antitrust authorities in the European Union. The Group is fully cooperating with the authorities in these investigations. In February 2007, one of the antitrust cases was settled. As at December 31, 2007, the provision for antitrust cases amounts to € 5. It should be understood, however, that in light of possible future developments such as (a) the outcome of investigations of the various antitrust authorities, (b) rulings or judgments in the pending investigations, the antitrust cases are likely to result in additional liabilities and related costs.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

The employee compensation practices of a majority-owned Group affiliate, with sales amounting to € 9 for the year ended December 31, 2007, are currently the subject of an internal investigation. The investigation is not complete, however as of December 31, 2007, a provision totalling € 10 has been recorded and the risk of additional exposure has been determined to be remote.

23.	Expenses by nature

Year ended December 31, 2007
Depreciation, amortization and impairment	(73)
Employee benefit expenses	(446)
Changes in inventories	21
Raw materials and consumables used	(1,044)
Transportation costs	(62)
Advertising costs	(36)
Operating lease expenses	(37)
Other expenses	(343)

Total cost of goods sold, selling and distribution, research and development and administrative expenses	(2,020)

24.	Employee benefit expenses

Year ended December 31, 2007
Cost of goods sold	(84)
Selling and distribution	(235)
Administrative expenses	(107)
Research and development expenses	(20)

(446)

Year ended December 31, 2007
Wages and salaries	(338)
Social security	(72)
Share-based compensation	(21)
Pension costs - defined contribution plans	(2)
Pension costs - defined benefit plans	(12)
Other post - employment benefits	(1)

(446)

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

25.	Finance costs – net

Year ended December 31, 2007
Interest expenses on borrowings and bank overdrafts	(74)
Fees on borrowings	(3)
Interest income on cash and cash equivalents	2
Amortization debt issue cost	(4)
Loss on extinguishment of debt	(22)
Interest and fair value changes interest rate swaps	(4)
Net foreign exchange transaction gains/(losses) on borrowings	1

(104)

No borrowing costs were capitalized for the year ended December 31, 2007. All financial exchange differences (charged)/credited to the income statement are included in the net finance costs.

26.	Income tax effect

Income taxes for the year ended December 31, 2007 was as follows:

2007
Current tax	(17)
Deferred tax	10

(7)

The tax on the Group’s profit before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to profits of the consolidated companies as follows:

Year ended December 31, 2007
Result before tax	8

Tax at the weigthed average income tax rate	(2)
Non tax deductible expenses	(9)
Expiration tax losses carry-forwards	(3)
Settlement of disputes	7

Tax expense	(7)

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

The weighted average applicable tax rate was 21%.

27.	Dividends per share

The Group paid a dividend of € 2 to the equity holders during the year ended December 31, 2007.

28.	Contingencies

In addition to the antitrust cases described in Note 22, the Group is engaged in legal proceedings arising in the ordinary course of business. The Group believes that the ultimate outcome of these proceedings will not have a material adverse impact on the Group’s financial position, results of operations or cash flows.

29.	Commitments

Leases

The Group leases real estate and equipment under non-cancellable operating and finance lease agreements. A majority of these leases expires at various dates during the next five years. Lease expense for the year ended December 31, 2007 was € 37.

The future minimum lease payments under non-cancellable operating leases are as follows:

Year ended December 31, 2007
Not later than 1 year	32
Later than 1 year and not later than 5 years	66
Later than 5 years	46

Total	144

30.	Business combinations, divestments and purchase of minority interests

In 2007, the Group acquired for a consideration of € 2 in cash, the remaining 2 % of the outstanding shares in its subsidiary Polifarb Cieszyn Wroclaw S.A. The purchase consideration of € 2 has been allocated to the book value of the net assets.

On June 25, 2007, the Group acquired the shares of Schoch Holding A.G., a manufacturer and seller of industrial coatings in Switzerland, for cash consideration of € 18. The net assets and operating results have been included in the Group’s financial statements for the period from July 31, 2007 to December 31, 2007. The contributed revenues amounted to € 7. If the acquisition had occurred on January 1, 2007, Group revenue and net profit would have been € 7 and € 1 higher, respectively. The purchase consideration of € 18 has been allocated based on the estimated fair value of the assets acquired and liabilities assumed. The carrying value prior to the fair value adjustment for tangible fixed assets was € 1.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

The purchase price has been allocated as follows:

Cash and cash equivalents	2
Net current assets and liabilities	5
Tangible fixed assets	11
Technology	1
Provisions for other liabilities and charges	(1)

Net assets	18

Cash paid	18

Total purchase consideration	18

Fair value of net assets acquired	18
Goodwill	—

On May 31, 2007 the Group acquired the shares of HCH s.r.o., a seller of decorative paint in Slovakia for cash consideration of € 4. The purchase consideration of € 4 has been allocated based on the estimated fair value of the assets acquired and liabilities assumed. The purchase price has been allocated as follows:

Tangible fixed assets	1
Customer relationship	1
Net financial debt	(1)

Net assets	1

Cash paid	4

Total purchase consideration	4

Fair value of net assets acquired	1
Goodwill	3

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

On May 31, 2007, HCH s.r.o acquired the assets, business and the shares of CENA s.r.o. and Europarm s.r.o. from Op.Arm, a seller of decorative paint in Slovakia, for cash consideration of € 4. On the same date HCH s.r.o. sold 20 % of the outstanding shares to the former owner of Op.Arm for a consideration in cash of € 1. The fair value of these shares contributed amounted to € 2. The purchase consideration of € 5 has been allocated based on the estimated fair value of the assets acquired and liabilities assumed. The purchase price has been allocated as follows:

Net current assets and liabilities	1
Tangible fixed assets	3

Net assets	4

Cash paid	4
Paid in kind	1

Total purchase consideration	5

Fair value of net assets acquired	4
Goodwill	1

The net assets and operating results of HCH have been included in the Group’s financial statements for the period from May 31, 2007 to December 31, 2007. The contributed revenues amounted to € 16. If the acquisition had occurred on January 1, 2007, Group revenue and net profit would have been € 11 and € 0 higher, respectively.

On April 19, 2007 the Group and Pershore International Ltd., a manufacturer and seller of decorative paint in Shanghai, China, formed Ease International Ltd, in order to develop the Group’s presence in the Chinese market. The Group has an 85 % interest in the joint venture. The consideration paid in cash amounted to € 20. Additionally, the Group contributed its existing decorative business in Shanghai, China with a fair value of € 3. The net assets and operating results have been included in the Group’s financial statements for the period from April 19, 2007 to December 31, 2007. The contributed revenues amounted to € 13. If the acquisition had occurred on January 1, 2007, Group revenue and net profit would have been € 5 and € 0 higher, respectively. The purchase consideration of € 23 has been allocated based on the estimated fair value of the assets acquired and liabilities assumed. The purchase price has been allocated as follows:

Net current assets and liabilities	1
Net financial debt	(1)
Tangible fixed assets	3
Trademarks	3
Technology	1

Net assets	7

Cash paid	20
Paid in kind	3

Total purchase consideration	23

Fair value of net assets acquired	7
Goodwill	16

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

On March 5, 2007, the Group acquired 47% of the outstanding shares in its 4% equity investment in Varrossieau Suriname N.V., a significant manufacturer and seller of decorative paint in Surinam for a consideration in cash of € 1.

Tangible fixed assets	1

Net assets	1

Cash paid	1

Total purchase consideration	1

Fair value of net assets acquired	1
Goodwill	—

During the year ended December 31, 2007, the Group had several other insignificant acquisitions and divestures. The aggregate impact of these transactions was not material to the Group’s financial position, results of operations or cash flows.

31.	Related-party transactions

The related-party transactions are summarized as follows:

Shareholders

During the year ended December 31, 2007, the Group paid management fees and related expenses amounting to € 2 to its main shareholder.

Associates

The Group has sales and purchase transactions with some of its associates.

These transactions are summarized as follows:

December 31, 2007
Accounts receivables	14
Accounts payables	5
Borrowings	7

Year ended December 31, 2007
Sales	28
Purchases	4

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

Key management compensation

Year ended December 31, 2007
Salaries and other short-term employee benefits	1
Post-employment benefits	—

1

32.	Events after the balance sheet date

On January 2, 2008, PPG Industries, Inc., a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass, located in Pittsburgh, Pennsylvania, U.S.A.(“the new ultimate shareholder”), acquired the Group for a consideration of € 2,200 (including assumed debt).

As a result of this acquisition, on January 2, 2008 the existing credit facility (Term Loans A, B, C, D, Revolver, Mezzanine and Acquisition Facility) has been redeemed (Note 18) and replaced by intercompany loans from the new ultimate shareholder, consisting of tranches denominated in EUR (€ 685 in total) and GBP (£ 126 in total).

On January 2, 2008, all interest rate swaps (Note 11) have been settled in cash for an amount of € 20.

33.	US GAAP reconciliation and additional disclosures

The consolidated financial statements of the Group have been prepared in accordance with IFRS, which differ in certain respects from accounting principles generally accepted in the United States of America (“US GAAP”).

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

The following tables summarize the principal adjustments, gross of their tax effects, which reconcile income for the period and equity attributable to the equity holders of the Company under IFRS to the amounts that would have been reported had US GAAP been applied:

2007
Loss attributable to the Group’s equity holders under IFRS	(2)
Adjustments for:
Employee benefits	2
Intangible fixed asset amortization	(9)
Debt issue costs	22
Negative goodwill	1
Uncertain income tax positions	(1)
Tax effect of adjustments	(4)

Income under US GAAP	9

December 31, 2007
Equity attributable to the Group’s equity holders under IFRS	(114)
Adjustments for:
Employee benefits	39
Goodwill	(28)
Recognition customer relationship	3
Reversal of impairments trademarks	(8)
Debt issue costs	22
Minority interest trademarks	(1)
Minority interest land and buildings	(1)
Negative goodwill	(1)
Discounting provisions	(1)
Uncertain income tax positions	(7)
Deferred taxes on adjustments	(14)

Shareholders’ equity under US GAAP	(111)

Employee benefits

According to IFRS, past service cost that arises on pension plan amendment (both positive and negative amendments) is recognized as an expense on a straight-line basis over the average period until the benefits become vested. If the benefits are already vested, past service cost is recognized as an expense immediately. Under US GAAP, the recognition of past service cost related to positive plan amendments is recognized over the remaining service lives of active employees. Past service cost related to negative plan amendments should be deferred and used first to offset previous positive past service costs. Excess, if any, should be recognized in the same manner as positive plan amendments.

Under FAS 158, ‘Employers Accounting for Defined Benefit Pension and Other Postretirement Plans’, the funded status of the pension plan must be recorded in the balance sheet as of December 31, 2007. As a result of FAS 158, the unrecognized net gains and

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

unrecognized prior service benefits of € 42 and € 10, respectively, at December 31, 2007 under US GAAP were recorded directly in shareholders’ equity as part of Accumulated Other Comprehensive Income.

Under US GAAP the employee benefit charges for the year ended December 31, 2007 is as follows:

Year ended December 31, 2007
Service and interest charges, investment yield	(16)
Amortization of actuarial gains	4
Amortization of past service benefit	3
Gains on curtailment	1
Other costs	(2)

Total employee benefit charges under US GAAP	(10)

Employee benefit charges under IFRS	(12)

Supplementary employee benefit credit under US GAAP	2

Under US GAAP the net liability in the balance sheet at December 31, 2007 is determined as follows:

December 31, 2007
Benefit obligation in excess of plan assets	88
Unrecognized net gains	42
Unrecognized prior service benefits	10

Employee benefit obligation under US GAAP prior to adoption of FAS 158	140

Adoption of FAS 158	(52)

Employee benefit obligation under US GAAP after adoption of FAS 158	88

Employee benefit obligation under IFRS	127

Reduction in employee benefit obligation under US GAAP	(39)

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

Goodwill and intangible fixed assets

For the period from February 28, 2003 (date of inception) to December 31, 2003 the consolidated financial statements of the Group were prepared in accordance with IAS 22 Business Combinations. In accordance with the provisions of IAS 22 no customer relationship is recognized in a business combination and goodwill and trademarks are amortized on a straight-line basis over a period of 20 years. Under US GAAP, customer relationships can be recognized in a business combination and goodwill and indefinite-lived trademarks should not be amortized but tested annually for impairment.

In connection with the acquisition of the paint business of TotalFinaElf S.A. at February 28, 2003, € 110 of goodwill was recognized under IFRS and € 78 under US GAAP. Amortization on goodwill and trademarks for the period from February 28, 2003 to December 31, 2003 amounted to € 4 and € 5, respectively, under IFRS and none under US GAAP. Customer relationships recognized under US GAAP amounted to € 45 (and the relating deferred tax liability to € 12). Amortization of customer relationships under US GAAP for the year ended December 31, 2007 amounted to € 9. As of December 31, 2007, accumulated amortization on customer relationships was € 42.

For the year ended December 31, 2004, the Group early adopted IFRS 3 (issued 2004) Business Combinations. In accordance with the provisions of IFRS 3, the Group ceased to amortize goodwill and indefinite-lived trademarks from January 1, 2004 onwards.

Due to the amortization of trademarks for the period from February 28, 2003 to December 31, 2003 under IFRS, the impairment on trademarks for the year ended December 31, 2004 was € 3 lower than the impairment under US GAAP.

Reversal of impairments

Under IFRS, at each reporting date an assessment should be made whether there is an indication that a previously recognized impairment loss may no longer exist or may have decreased. If there is such an indication and the recoverable amount of the impaired asset subsequently increases, the impairment loss is reversed when there has been a change in estimates used to determine the recoverable amount since the last impairment loss recognized.

Under US GAAP, reversal of previously recognized impairment losses is not allowed.

Under IFRS, previously recognized impairment losses on trademarks of € 7 have been reversed.

Minority interest business combinations

Under IFRS, the minority interest in the acquired identifiable assets, liabilities and contingent liabilities is stated at net fair value.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

Under US GAAP, the minority interest in the acquired identifiable assets, liabilities and contingent liabilities is stated at the pre-acquisition carrying value.

As a result, the minority interest on the difference between the net fair value and the pre-acquisition value of the minority interest’s portion of land and buildings (€ 1) and trademarks (€ 1) has not been recognized under US GAAP in the purchase price allocation for HCH s.r.o., Ease International Ltd and Varrossieau Suriname N.V. (Note 30). The impact of lower depreciation and amortization under US GAAP was not significant in 2007.

The effects of the above mentioned differences on the goodwill, customer relationship, trademarks and related net deferred tax balances as of December 31, 2007 are as follows:

	Goodwill	Customer Relationship	Trade- marks	Net deferred tax asset/ (liability)	Deferred tax charge effect	Result effect	Net equity effect
Balance under IFRS at December 31, 2007	168	7	123	(34)			264
Adjustments for:
Recognition customer relationship	(33)	45		(12)	—	—	—
Minorities trademarks	—	—	(1)	—	—	—	(1)
Amortization/impairment previous period(s)	4	(33)	(8)	12	—	—	(25)
Amortization for the year	—	(9)	—	3	3	(6)	(6)
Exchange differences	1				—	—	1

Balance under US GAAP at December 31, 2007	140	10	114	(31)	3	(6)	233

Negative goodwill on acquisition of minority interests

During the year ended December 31, 2005, the Group acquired 25% of the outstanding shares in its listed Polish subsidiary, Polifarb Cieszyn Wroclaw S.A from minority shareholders. The book value of the minority interest at the time of the acquisition of the shares was € 2 higher than the cash paid for the shares.

Under IFRS, this negative goodwill has been directly recognized under finance costs in the consolidated income statement.

Under US GAAP, tangible and intangible assets have been reduced on a pro-rata basis for this amount. This reduction is released to the consolidated income statement over the remaining lifetime of the reduced tangible and intangible assets.

As a result, tangible and intangible assets under US GAAP were € 1 lower than under IFRS. The impact of lower depreciation and amortization under US GAAP was not significant in 2007.

Discounting of provisions

During the year ended December 31, 2006, the Group recognized under IFRS a provision for a specific claim of € 5 at a discounted value. The anticipated cash outflows amount

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

to € 6. Under US GAAP provisions may only be discounted when the timing of the cash flows is fixed. Consequently, the provision recognized under US GAAP was € 1 higher than under IFRS. The impact of change in discounting under US GAAP was not significant in 2007.

Classification of debt issue cost

Under IFRS, debt issue costs are factored into the carrying value of the borrowings. Under US GAAP, unamortized debt issue costs are reported as an asset.

Under IFRS, at December 31, 2007 unamortized debt issue costs amounted to € 1 (December 31, 2006: € 27).

For US GAAP purposes, the write-off of the debt issue costs can only be recognized in the period when the debt is considered extinguished. Since the debt was not extinguished as of December 31, 2007, the unamortized debt issue costs should continue to be amortized pursuant to the life assumed when the debt was initially recorded. Under US GAAP there is no loss on extinguishment on the debt untill repayment of the debt. For US GAAP, the unamortized debt issue costs amounted to € 23 as of December 31, 2007.

Income taxes

The Group adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) on January 1, 2007. FIN 48 prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the adoptation of FIN 48, the Company recognized a € 6 increase in the liability for uncertain tax positions, which was accounted for as a decrease to equity on January 1, 2007.

As of December 31, 2007, the Company’s liability for uncertain tax positions totalled € 7. The Group believes that no settlement of certain tax uncertainties will occur within the next twelve month; accordingly, none of the unrecognized gross tax benefit is considered a current liability as December 31, 2007. The amount primarily represents unrecognized tax benefits comprised of items related to assessed income tax audits, as well as settlement negotiations currently in progress.

The Group’s major income tax jurisdictions are the Netherlands, France and UK. For all these countries income tax, the Group remains subject to examination for 2004 and subsequent years.

The Group’s continuing practice is to recognize penalties related to income tax matters in income tax expense. As of December 31, 2007 and January 1, 2007, no penalties have been accrued.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

Under IFRS, uncertain tax positions are recognized using the best estimate of the tax amount expected to be paid by the Group. As of December 31, 2007, the uncertain tax position amounted to € 0.

Mandatory Redeemable Preferred Stock

The Group’s parent company has issued convertible preferred equity certificates (“CPECs)” with a par value of € 108.80.

Dividends

Holders of CPECs are entitled to receive cumulative dividends when and if declared by the Manager, prior and in preference to any declaration or payment of any dividends on the common stock, at the rate of 5.903% per annum of the sum of such CPECs par value plus any accrued and unpaid dividends thereon.

Redemption

The Group’s controlling interest can cause the Group’s parent company to redeem any or all CPECs prior to the mandatory redemption date by paying an amount equal to or greater of the par value for such holder’s outstanding CPECs, plus any accrued and unpaid dividends, or the fair value (as determined by the Manager) of the Class A Ordinary Shares into which CPECs are convertible.

The early redemption feature based on the fair value of the Class A Ordinary Shares is an embedded derivative requiring separate accounting. The increase in fair value of € 484 was recorded as finance costs in the income statement of the Group’s parent company. The fair value of the derivative at December 31, 2007 is € 825 which is also reflected in the Group’s parent company financial statements.

The fair value of the early redemption feature is dependent upon the fair value of the Group. Had the Group’s controlling interest caused an early redemption, the Group may have been required to obtain outside financing to satisfy the obligation of its parent. Upon acquisition of the Group by PPG Industries, Inc. on January 2, 2008, the CPECs were settled.

Classification differences between US GAAP and IFRS

Classification of minority interest

Under IFRS, minority interest is presented within total equity on the balance sheet and within profit and loss on the income statement. Under US GAAP, it is presented as a separate item on the balance sheet outside of equity and excluded from income within the income statement.

SigmaKalon (BC) Holdco B.V.

Notes to the Consolidated Financial Statements

Classification of current deferred tax assets

Under IFRS, all deferred tax assets are classified as non-current in the balance sheet. Under US GAAP, certain deferred tax assets that are expected to be recovered within 12 months would be separately stated in the balance sheet under current assets.

Deferred tax assets expected to be recovered within 12 months as per December 31, 2007 amounted to € 30.

PPG INDUSTRIES, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL

STATEMENTS

The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such statements are intended to be covered by the safe harbor to “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the words “believe”, “expect”, “anticipate”, “intend”, “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither PPG nor SigmaKalon undertakes any obligation to update publicly or revise any forward-looking statements.

The unaudited condensed combined pro forma statement of income is presented to give effect to the acquisition of SigmaKalon as if it had occurred on January 1, 2007. The unaudited condensed combined pro forma balance sheet is presented to give effect to the acquisition of SigmaKalon as if it had occurred on December 31, 2007. This pro forma information is based on, and should be read in conjunction with, the historical financial statements of PPG for the year ended December 31, 2007, included in our Annual Report on Form 10-K filed on February 21, 2008, and the historical financial statements of SigmaKalon for the year ended December 31, 2007, which are included elsewhere in this Form 8-K/A. We have not adjusted the historical financial statements for the year ended December 31, 2007 of either PPG or SigmaKalon for any costs recognized during the year that may be considered to be nonrecurring.

The unaudited condensed combined pro forma statement of income for the year ended December 31, 2007, combines information from the audited historical consolidated statement of income of PPG for the year ended December 31, 2007, and the U.S. GAAP historical consolidated income statement information of SigmaKalon for the year ended December 31, 2007. The unaudited condensed combined pro forma balance sheet combines information from the audited historical consolidated balance sheet of PPG as of December 31, 2007 and U.S. GAAP historical consolidated balance sheet information of SigmaKalon as of December 31, 2007.

The historical U.S. GAAP SigmaKalon balance sheet information included in the unaudited condensed combined pro forma financial statements was derived from SigmaKalon’s audited balance sheet as of December 31, 2007 prepared in accordance with International Financial Reporting Standards, as adopted by the European Union (“IFRS”). The historical balance sheet information was converted to U.S. GAAP and translated into U.S. dollars using an exchange rate of €1 = U.S. $1.460. Certain amounts in the SigmaKalon historical balance sheet information were reclassified to be consistent with PPG’s balance sheet presentation. The historical U.S. GAAP SigmaKalon consolidated income statement information included in the unaudited condensed combined pro forma financial statements was derived from SigmaKalon’s audited consolidated income statement for the year ended December 31, 2007, prepared in accordance with IFRS. The historical income statement information was converted to U.S. GAAP and translated into U.S. dollars using an exchange rate of €1 = U.S. $1.375. Certain amounts in the SigmaKalon historical income statement information were reclassified to be consistent with PPG’s income statement presentation. Reconciliations of equity as of December 31, 2007 and net income for the year ended December 31, 2007 between IFRS and U.S. GAAP in euros are included in a note to the SigmaKalon historical financial statements included elsewhere in this Current Report on Form 8-K/A.

The allocation of the preliminary purchase price as reflected in these condensed combined pro forma financial statements has been based upon preliminary estimates of the total purchase paid to Bain Capital by PPG and preliminary estimates of the fair value of the SigmaKalon assets acquired and liabilities assumed as of the date of the acquisition. Management is currently assessing the fair values of in-process research and development, tangible and intangible assets acquired and liabilities assumed. This preliminary allocation of the purchase price is dependent upon certain estimates and assumptions including but not limited to determining the timing and estimated costs to complete the in-process research and development projects, estimating future cash flows, and developing appropriate discount rates. The fair value estimates for the purchase price allocation are preliminary and have been made solely for the purpose of developing such pro forma condensed combined financial statements.

A final determination of the fair value of the SigmaKalon in-process research and development and tangible and intangible assets acquired and liabilities assumed will be based on valuations of the actual net tangible and intangible assets of SigmaKalon and on-going research and development projects that existed as of the date of the acquisition, and such valuations could change significantly upon the completion of further analyses and asset valuations from those used in the unaudited condensed combined pro forma financial statements presented below. The final valuation is expected to be completed as soon as practicable but no later than December 31, 2008.

The unaudited condensed combined pro forma financial statements were prepared using the assumptions described below and in the related notes. The historical financial information has been adjusted to give effect to pro forma events that are 1) directly attributable to the acquisition, 2) factually supportable, and 3) with respect to the statement of income, expected to have a continuing impact on the combined results. The unaudited condensed combined pro forma financial statements do not include liabilities resulting from acquisition planning, nor do they include certain cost savings or operating synergies (or costs associated with realizing such savings or synergies) that may result from the acquisition. Amounts preliminarily allocated to goodwill may significantly increase or decrease and amounts allocated to intangible assets with finite lives may increase or decrease significantly, which could result in a material increase or decrease in amortization expense related to acquired intangible assets from that which is estimated in these unaudited condensed combined pro forma financial statements. Therefore, the actual amounts recorded may differ materially from the information presented in the accompanying unaudited condensed combined pro forma financial statements.

The unaudited condensed combined pro forma financial statements are provided for illustrative purposes only. They do not purport to represent what PPG’s consolidated results of operations and financial position would have been had the transaction actually occurred as of the dates indicated, and they do not purport to project PPG’s future consolidated results of operations or financial position.

UNAUDITED CONDENSED COMBINED PRO FORMA

STATEMENT OF INCOME

For the Year Ended December 31, 2007

(Millions, except for per share amounts)

	Historical
	PPG	SigmaKalon	Adjustments		Pro forma
Net sales	$11,206	$2,920	$—		$14,126
Cost of sales, exclusive of depreciation and amortization	7,087	1,622	—		8,709
Selling, general and administrative	2,136	1,008	—		3,144
Depreciation	322	82	14	(a)	418
Research and development	339	36	—		375
Interest	93	117	86	(b)	296
Amortization	58	27	53	(c)	138
Asbestos settlement—net	24	—	—		24
Other charges	59	—	—		59
Other earnings	(155)	(5)	—		(160)

Income (loss) before income taxes and minority interest	1,243	33	(153)		1,123
Income tax expense (benefit)	355	16	(54	)(d)	317
Minority interest	73	4	—		77

Income from continuing operations	$815	$13	$(99)		$729

Income from continuing operations—per share
Basic	$4.95				$4.43
Assuming dilution	$4.91				$4.39
Weighted average shares outstanding
Basic	164.5				164.5
Assuming dilution	165.9				165.9

See notes to unaudited condensed combined pro forma financial statements.

UNAUDITED CONDENSED COMBINED PRO FORMA

BALANCE SHEET

December 31, 2007

(Millions)

	Historical
	PPG	SigmaKalon	Adjustments		Pro forma
Assets
Current assets:
Cash and cash equivalents	$526	$136	$—		$662
Cash held in escrow	1,706	—	(1,673	)(a)	33
Receivables-net	2,398	718	—		3,116
Inventories	1,368	434	90	(b)	1,892
Other	650	74	—		724
Assets held for sale	488	—	—		488

Total current assets	7,136	1,362	(1,583)		6,915

Property—net	2,426	496	283	(c)	3,205
Investments	360	36	—		396
Goodwill	1,476	203	920	(c)	2,599
Identifiable intangible assets	612	231	898	(c)	1,741
Other assets	619	119	(32	)(c)	706

Total	$12,629	$2,447	$486		$15,562

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt and current portion of long-term debt	$1,819	$1,507	$—		$3,326
Asbestos settlement	593	—	—		593
Accounts payable and accrued liabilities	2,150	721	27	(d)	2,898
Liabilities of businesses held for sale	99	—	—		99

Total current liabilities	4,661	2,228	27		6,916
Long-term debt	1,201	10	—		1,211
Asbestos settlement	324	—	—		324
Deferred income taxes	164	133	322	(d)	619
Accrued pensions and other postretirement benefits	1,393	128	—		1,521
Other liabilities	602	88	(1	)(c)	689

Total liabilities	8,345	2,587	348		11,280

Commitments and contingent liabilities
Minority interest	133	22	—		155

Shareholders’ equity:
Common stock	484	—	—		484
Additional paid-in capital	553	248	(248	)(e)	553
Retained earnings (deficit)	7,963	(566)	542	(e)	7,939
Treasury stock, at cost	(4,267)	—	—		(4,267)
Accumulated other comprehensive (loss) income	(582)	156	(156	)(e)	(582)

Total shareholders’ equity (deficit)	4,151	(162)	138		4,127

Total	$12,629	$2,447	$486		$15,562

See notes to unaudited condensed combined pro forma financial statements.

PPG INDUSTRIES, INC.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements

1. Basis of Presentation

These unaudited condensed combined pro forma financial statements reflect a preliminary allocation of the purchase price as if the transaction had been completed on January 1, 2007. The preliminary allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed. A purchase price of $1,673 million was paid to the seller and was allocated to assets acquired and liabilities assumed as follows:

(millions)
Cash acquired	$136
Receivables	718
Inventories	524
Other current assets	74
Property	779
Investments	36
Goodwill	1,123
Identifiable intangibles	1,129 (1)
Other assets	87
Short-term debt assumed	(1,507)
Accounts payable and accrued liabilities	(748)
Long-term debt	(10)
Deferred income taxes	(455)
Postretirement benefits	(128)
Other liabilities	(87)
Minority interest	(22)

1,649
In process research and development charged to expense	24

Price paid to the seller	$1,673

(1)	The estimated fair value of acquired intangible assets is comprised of the following, in millions:

Customer relationships	$806
Acquired technology	103
Trade names	220

$1,129

The useful lives for acquired customer relationships, technology and trade names are estimated to be 17 years, 9 years and 13 years, respectively. The estimated useful lives will ultimately be based on finalization of valuation results.

Note 2. Pro Forma Adjustments

Statement of Income

(a) Represents the estimated incremental impact on depreciation expense related to acquired tangible assets of SigmaKalon.

(b) Represents the incremental impact on earnings for interest costs on $1,673 million of borrowings incurred to acquire SigmaKalon. An interest rate of 5.36% was assumed. The adjustment for incremental interest costs would have been $2 million higher had the assumed interest rate been 5.49%, and it would have been $4 million higher had the assumed interest rate been 5.61%.

(c) Represents the estimated incremental impact on amortization expense related to acquired intangible assets of SigmaKalon. A change of $50 million to intangible assets will affect net income by $2 million.

(d) Represents the tax effect on the pro forma earnings adjustments. The U.S. tax rate of 39% was applied to the incremental interest costs and a tax rate of 30%, estimating European statutory tax rates, was applied to the adjustments for amortization and depreciation.

Balance Sheet

(a) The cash held in escrow as of December 31, 2007 was paid to the seller at closing on January 2, 2008.

(b) Represents the preliminary adjustment from SigmaKalon’s historical carrying value to estimated fair value as a result of PPG’s acquisition of SigmaKalon. This increase in fair value will be reflected in cost of sales in PPG’s first quarter 2008 results. Accordingly, this charge is not reflected as an adjustment in the accompanying unaudited condensed combined pro forma statement of income for the year ended December 31, 2007.

(c) Represents the preliminary adjustment from SigmaKalon’s historical carrying value to estimated fair value as a result of PPG’s acquisition of SigmaKalon.

(d) Represents the deferred taxes related to the pro forma adjustments made to the unaudited condensed combined pro forma balance sheet, including the preliminary adjustments to record the estimated fair values of assets acquired and liabilities assumed.

(e) Represents the elimination of the historical equity of SigmaKalon and the adjustment for the impact of in-process research and development, a non-recurring charge that will be recorded in the first quarter of 2008. Accordingly, this charge is not reflected as an adjustment in the accompanying unaudited condensed combined pro forma statement of income for the year ended December 31, 2007.

Exhibit Index

Exhibit No.	Description

23	Consent of PricewaterhouseCoopers Accountants N.V., independent registered public accounting firm